UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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ARC DOCUMENT SOLUTIONS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ARC DOCUMENT SOLUTIONS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 3, 2013

To Our Stockholders:

We cordially invite you to attend the 2013 Annual Meeting of Stockholders of ARC Document Solutions, Inc. The annual meeting will take place at the Diablo County Club, at 1700 Clubhouse Road, Diablo, California 94528 on Friday, May 3, 2013, at 9:00 a.m. PDT. We look forward to your attendance either in person or by proxy.

The purpose of the annual meeting is to:

1. Elect the seven directors named in the proxy statement for the 2013 annual meeting of stockholders, each for a term of one year or until their successors are elected and qualified;

2. Ratify the appointment of Deloitte & Touche LLP as ARC Document Solutions, Inc.’s independent registered public accounting firm for fiscal year 2013;

3. Hold an advisory, non-binding vote on executive compensation; and

4. Transact any other business that may properly come before the annual meeting and any postponements or adjournments of the annual meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this notice of annual meeting of stockholders. Only stockholders of record at the close of business on March 4, 2013 will receive notice of, and be eligible to vote at, the annual meeting or any postponements or adjournments of the annual meeting. A list of such stockholders will be available at the annual meeting and during ordinary business hours ten days prior to the annual meeting at the principal executive offices of ARC Document Solutions, Inc. at 1981 North Broadway, Suite 385, Walnut Creek, California 94596. If you would like to review the stockholder list, please contact our principal executive offices at (925) 949-5100 to schedule an appointment with the corporate secretary.

A copy of ARC Document Solutions, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 is included with this mailing. We are sending this proxy statement and related materials to stockholders on or about March 25, 2013.

By order of the Board of Directors,

John E.D. Toth
Chief Financial Officer and Secretary

March 25, 2013

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to Be Held on May 3, 2013

This proxy statement and our 2013 Annual Report on Form 10-K are available at www.proxyvote.com.

YOUR VOTE IS VERY IMPORTANT

Please read the proxy statement and the voting instructions on the enclosed proxy card. Then, whether or not you plan to attend the annual meeting in person, and no matter how many shares you own, please complete, sign, date and promptly return the enclosed proxy card in the enclosed return envelope. This will ensure that your vote is counted even if you cannot attend the annual meeting in person. The enclosed return envelope requires no additional postage if mailed in either the United States or Canada.

ARC DOCUMENT SOLUTIONS, INC.

2013 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

ARC DOCUMENT SOLUTIONS, INC.

1981 North Broadway, Suite 385

Walnut Creek, California 94596

(925) 949-5100

March 25, 2013

PROXY STATEMENT

The Board of Directors of ARC Document Solutions, Inc. is furnishing you with this proxy statement in connection with the solicitation of proxies on its behalf for the 2013 annual meeting of stockholders. The meeting will take place at the Diablo County Club, at 1700 Clubhouse Road, Diablo, California 94528 on Friday, May 3, 2013, at 9:00 a.m. PDT. In this proxy statement, we refer to ARC Document Solutions, Inc. as the “Company”, “we”, “us”, “our” or “ARC.”

By submitting your proxy (by signing and returning the enclosed proxy card), you authorize Kumarakulasingam Suriyakumar, the Chairman of the Board, President and Chief Executive Officer and a director of ARC, and John E.D. Toth, Chief Financial Officer and Secretary of ARC, to represent you and vote your shares at the meeting in accordance with your instructions. They also may vote your shares to adjourn the meeting and will be authorized to vote your shares at any postponements or adjournments of the meeting.

We are first sending this proxy statement, form of proxy and accompanying materials to stockholders on or about March 25, 2013.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE AND SUBMIT YOUR PROXY CARD INCLUDED IN THE ENCLOSED ENVELOPE.

ANNUAL MEETING AND VOTING INFORMATION

The board seeks your proxy for use in voting at the annual meeting or any postponements or adjournments of the meeting. The annual meeting will be held at the Diablo County Club, at 1700 Clubhouse Road, Diablo, California 94528 on Friday, May 3, 2013, at 9:00 a.m. PDT. We intend to begin mailing this proxy statement, the attached notice of annual meeting, the accompanying proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 on or about March 25, 2013 to all holders of our common stock entitled to vote at the meeting. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 does not constitute a part of the proxy solicitation materials and is not incorporated by reference into this proxy statement.

Purpose of the Annual Meeting

At the annual meeting, ARC stockholders will vote on the following items:

1.	The election of the seven directors named in this proxy statement, each for a term of one year or until their successors are elected and qualified;

2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2013; and

3.	An advisory, non-binding vote on executive compensation.

Stockholders also will transact any other business that may properly come before the meeting. Members of ARC’s management team and representatives of Deloitte & Touche LLP, the Company’s independent registered public accounting firm for fiscal year 2013, will be present at the meeting to respond to appropriate questions from stockholders. Representatives of Deloitte & Touche LLP will also make a statement if they so desire.

Admission to the Annual Meeting

All record or beneficial owners of ARC’s common stock may attend the annual meeting in person. When you arrive at the annual meeting, please present photo identification, such as a valid driver’s license. Beneficial owners must also provide evidence of stock holdings, such as a recent brokerage account or bank statement showing ownership of ARC common stock on the record date of March 4, 2013. ARC also has invited certain ARC employees and certain agents of the Company to attend the annual meeting.

Record Date

The record date for the annual meeting is March 4, 2013. Only stockholders of record at the close of business on that date are entitled to vote at the meeting. The only class of stock entitled to be voted at the meeting is ARC’s common stock. Each outstanding share of common stock is entitled to one vote for all matters presented for a vote at the meeting. At the close of business on the record date, there were 46,257,765 shares of ARC common stock outstanding.

Quorum

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of ARC common stock outstanding on the record date will constitute a quorum. Proxies received but marked as abstentions or treated as “broker non-votes” will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. If a quorum is not present at the scheduled time of the meeting, the stockholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.

Required Vote

Proposal 1.    The affirmative vote of a plurality of the votes cast at the meeting is required to elect the seven nominees for director named in Proposal 1. This means that the seven nominees for director receiving the highest number of votes cast will be elected. If you vote to abstain or withhold your vote with respect to one or more nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for purposes of determining whether there is a quorum.

Proposals 2 and 3.    Approval of Proposals 2 and 3 requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

Routine and Non-Routine Matters

Proposal 2 (ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2013) is a routine matter under the New York Stock Exchange rules. A broker or other nominee may vote in their discretion on behalf of clients that have not provided voting instructions.

Proposal 1 (election of directors) and Proposal 3 (advisory vote on executive compensation) are non-routine matters under the New York Stock Exchange rules. This means that if your shares are held by your broker or other nominee in “street name,” and you do not provide your broker or other nominee with instructions on how to vote your shares, your broker or nominee will not be permitted to vote your shares on Proposals 1 and 3. This will result in “broker non-votes.”

Voting Shares Held in “Street Name”

If your shares are held by a broker or other nominee, you are considered the beneficial owner of shares held in “street name.” If your shares are held in “street name,” these proxy materials are being forwarded to you by your broker or nominee (the record holder), along with a voting instruction card. As the beneficial owner of shares held in “street name,” you have the right to instruct your broker or nominee how to vote your shares and your broker or nominee is required to vote your shares in accordance with your instructions. If you do not give instructions to your broker or nominee, your broker or nominee will nevertheless be entitled to vote your shares with respect to “routine” items, but will not be permitted to vote your shares with respect to “non-routine” items. See the item above entitled “Routine and Non-Routine Matters” for additional details on routine and non-routine matters.

As the beneficial owner of shares, you are invited to attend the meeting. If you are a beneficial owner, however, you may not vote your shares in person at the meeting unless you obtain a proxy form from the record holder of your shares.

Treatment of Abstentions, Withhold Votes and “Broker Non-Votes”

Abstentions and Withhold Votes. You may vote to abstain or withhold your vote on any of the matters to be voted on at the annual meeting. Abstentions and withhold votes will be treated as shares present for determining whether a quorum is present at the annual meeting. Abstentions and withhold votes will have no effect on the vote to elect our directors (Proposal 1), who are elected by a plurality of votes, but will be counted as votes against the ratification of the appointment of our independent registered public accounting firm and the proposal regarding an advisory, non-binding vote on executive compensation (Proposals 2 and 3).

“Broker Non-Votes.” Broker non-votes occur when a broker or other nominee is unable to vote on a “non-routine” item because of lack of instructions from the beneficial holder (or the holder in “street name”). Shares that are subject to “broker non-votes” will be treated as shares present for quorum purposes, but will not be counted for or against any particular proposal. If you do not provide your broker or nominee with instructions on how to vote your shares held in “street name,” your broker or nominee will not be permitted to vote your shares on “non-routine” items. Under the rules of the New York Stock Exchange, Proposals 1 and 3 are “non-routine” items and Proposal 2 is a “routine” item. Your broker or nominee is not entitled to vote your shares on Proposals 1 and 3 without specific instructions from you on how to vote. Your broker or nominee is entitled, however, to vote your shares on Proposal 2 without your instructions. If you are the beneficial owner of ARC shares, we strongly encourage you to provide instructions to your broker regarding the voting of your shares.

Voting Instructions

If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions. By doing so, you are authorizing the individuals listed on the proxy card to vote your shares in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in either the United States or Canada.

If you are a record holder, and attend the meeting in person, you may deliver your completed proxy card in person at the meeting. Additionally, we will pass out written ballots to record holders who wish to vote in person at the meeting. If you attend the annual meeting, please bring the enclosed proxy card or proof of identification. If you are the beneficial holder of shares held in “street name,” and you wish to vote at the meeting, you will need to obtain a proxy, executed in your favor, from your broker or other nominee and bring it with you to the meeting.

If your shares are held in “street name,” you may be able to vote your shares electronically by telephone or on the internet. A large number of banks and brokerage firms participate in a program provided through Broadridge Financial Solutions, Inc. that offers telephone and internet voting options. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may vote those shares electronically by telephone or on the internet by following the instructions set forth on the voting form provided to you by your record holder.

Revoking your Proxy

If you are the record holder of your shares, you may revoke your proxy at any time before your shares are voted and change your vote:

•	by signing another proxy with a later date and delivering it prior to the annual meeting in accordance with the instructions set forth in this proxy statement;

•	by giving written notice of your revocation to the corporate secretary of ARC prior to or at the meeting or by voting in person at the meeting; or

•	by attending the annual meeting and voting in person.

Your attendance at the meeting itself will not revoke your proxy unless you give written notice of revocation to our corporate secretary before your proxy is voted or you vote in person at the meeting. Any written notice of revocation, or later dated proxy, should be delivered to:

ARC Document Solutions, Inc.

1981 North Broadway, Suite 385

Walnut Creek, California 94596

Attention: John E.D. Toth, Secretary

If your shares are held by a broker or other nominee, you must contact them in order to find out how to change your vote.

Tabulating Votes

Broadridge Financial Solutions, Inc. will tabulate and certify the votes. In addition, Broadridge Financial Solutions, Inc. will provide an inspector of elections at the annual meeting.

Solicitation of Proxies

ARC is soliciting the proxies and will bear the entire cost of this solicitation, including the preparation, assembly, printing and mailing of this proxy statement and any additional materials furnished to our stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses and other agents holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to the beneficial owners. In addition, if asked, we will reimburse these persons for their reasonable expenses in forwarding the solicitation materials to the beneficial owners. We have asked banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares they hold of record.

Other Business

We know of no other business that will be presented at the meeting. If any other matter properly comes before the Company’s stockholders for a vote at the meeting, the proxy holders will vote your shares in accordance with their best judgment.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees for Director

The board currently consists of seven directors, each of whom has been nominated to serve for a term of one year or until their successors are duly elected and qualified. Our board is not classified and thus all of our directors are elected annually.

Each of the nominees has consented to being named in this proxy statement and has agreed to serve as a member of the board if elected. The Company has no reason to believe that any nominee will be unable to serve. If a nominee is unable to stand for election, the board may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority to vote.

The affirmative vote of a plurality of the votes cast at the meeting is required to elect the seven director nominees listed below. This means that the seven nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them will be elected as directors.

The following table sets forth, with respect to each nominee, his name, the year in which he first became a director of ARC, and his age as of March 1, 2013.

Name	Year Elected		Age
Kumarakulasingam Suriyakumar	1998	(1)	59
Thomas J. Formolo	2000	(2)	48
Dewitt Kerry McCluggage	2006		58
James F. McNulty	2009		70
Mark W. Mealy	2005		55
Manuel Perez de la Mesa	2002	(3)	55
Eriberto R. Scocimara	2006		77

(1)

Served as an advisor of American Reprographics Holdings, L.L.C., a California limited liability company (“Holdings”) since 1998 and as a director of the Company since October 2004. We were previously organized as Holdings and immediately prior to our initial public offering on February 9, 2005, we reorganized as American Reprographics Company, a Delaware corporation, and subsequently changed our name to ARC Document Solutions, Inc.

(2)	Served as an advisor of Holdings since 2000 and as a director of ARC since October 2004.

(3)	Served as an advisor of Holdings since 2002 and as a director of ARC since October 2004.

The following is a brief description of the principal occupation and business experience of each of our directors and their other affiliations.

Kumarakulasingam (“Suri”) Suriyakumar has served as our President and Chief Executive Officer since June 1, 2007, and he served as our President and Chief Operating Officer from 1991 until his appointment as Chief Executive Officer. On July 24, 2008, Mr. Suriyakumar was appointed Chairman of our board of directors. Mr. Suriyakumar served as an advisor of Holdings from March 1998 until his appointment as a director of the Company in October 2004. Mr. Suriyakumar joined Micro Device, Inc. (our predecessor company) in 1989. He became the Vice President of Micro Device, Inc. in 1990. Prior to joining the Company, Mr. Suriyakumar was employed with Aitken Spence & Co. LTD, a highly diversified conglomerate and one of the five largest corporations in Sri Lanka. The Board believes that as a founder of the company with tremendous industry knowledge, a strong following within the company, and demonstrated leadership skills in a variety of economic and market-driven environments, Mr. Suriyakumar possesses unmatched experience in, and insight into, all aspects of our business, and his service on the Board is invaluable to ARC Document Solutions.

Thomas J. Formolo served as an advisor of Holdings from April 2000 until his appointment as a director of the Company in October 2004. Since 1997, Mr. Formolo has been a partner of CHS Capital LLC (formerly known as Code Hennessy & Simmons LLC), or CHS, a private equity firm based in Chicago, Illinois, that specializes in leveraged buyout and recapitalizations of middle market companies in partnership with company management through its private equity funds. He has been employed by CHS’s affiliates since 1990 and has been a member of the management committee since 2001. Mr. Formolo is currently a director of the following companies: KB Alloys, LLC; AMF Bowling Worldwide, Inc.; QubicaAMF Worldwide, S.a.r.L.; Heartland Dental Care, Inc., Wash Multifamily Laundry Systems, LLC; and Royall & Company. The Board believes Mr. Formolo’s years of experience and contributions to the Company’s early growth and development, as well as his professional perspective on business development and strategic valuation, and his status as an independent director make his service to the Board valuable to ARC.

Dewitt Kerry McCluggage was appointed a director of the Company in February 2006 and lead independent director in 2007. Mr. McCluggage currently serves as the President of Craftsman Films, Inc., which produces motion pictures and television programs, a company he started in January 2002. An active investor in media-related companies, Mr. McCluggage currently serves as a Director of Content Media Corp, a UK-based, distributor of film and television products, which was publicly traded on the AIM market but went private in 2012. Mr. McCluggage is also an equity investor in Trifecta Entertainment, LLC, offering independent syndication sales and barter advertising in the U.S. Mr. McCluggage served as President, and then in 1993 Chairman, of Paramount Television Group, where he was responsible for overseeing all television operations from 1991 until his resignation in 2002. Prior to that, Mr. McCluggage served as President of Universal Television from 1987 to 1991. The Board believes Mr. McCluggage’s principal executive officer experience, and his sales, marketing and operational experience has provided him with a deep understanding of business matters, and his status as an independent director, renders his service on the Board valuable to ARC Document Solutions.

James (“Jim”) F. McNulty was elected as a director of the Company in March 2009 to fill a vacancy created by the resignation of Sathiymurthy Chandramohan from the board effective July 24, 2008. Mr. McNulty served as Chief Executive Officer of Parsons Company (“Parsons”), an international engineering, construction and management services firm based in Pasadena, California until May 2008 and as Chairman of the board of directors of Parsons until November 2008. Mr. McNulty currently serves as a director of American States Water Company (NYSE: AWR). The Board believes that Mr. McNulty’s principal executive officer experience in the industry to which we target our primary products and services, as well as his service as a director of publicly-traded companies, have provided him with a deep understanding of business matters. Further his broad operational acumen and his status as an independent director makes his service on the Board valuable to ARC Document Solutions.

Mark W. Mealy was appointed as a director of the Company in March 2005. Mr. Mealy has served as Managing Partner of Colville Capital LLC, a private equity firm, since October 2005. Mr. Mealy also served as the Managing Director and Group Head of Mergers and Acquisitions of Wachovia Securities, Inc., an investment banking firm, from March 2000 until October 2004. Mr. Mealy served as the Managing Director, Mergers and Acquisitions, of First Union Securities, Inc., an investment banking firm, from April 1998 to March 2000, and as the Managing Director of Bowles Hollowell Conner & Co., an investment banking firm, from April 1989 to April 1998. Mr. Mealy is currently a director of the following companies: Insource Performance Solutions, LLC and Motion & Flow Control Products, Inc. The Board believes that Mr. Mealy’s financial acumen, experience in mergers and acquisitions, his independent director status and the fact that he is an “audit committee financial expert” under SEC guidelines, given his understanding of accounting and financial reporting, make his Board service valuable to ARC Document Solutions.

Manuel Perez de la Mesa served as an advisor of Holdings from July 2002 until his appointment as a director of the Company in October 2004. Mr. Perez de la Mesa has been Chief Executive Officer of Pool Corporation (NASDAQ: POOL), a wholesale distributor of swimming pool supplies and related equipment, since May 2001 and has also been the President of Pool Corporation since February 1999. Mr. Perez de la Mesa served as Chief Operating Officer of Pool Corporation from February 1999 to May 2001. Mr. Perez de la Mesa also serves as a director of Pool Corporation. The Board believes that Mr. Perez de la Mesa’s principal executive officer experience and his service as a director of another publicly-traded company, as well as his operations and management experience, have provided him with a deep understanding of business matters. In addition, his independent director status and the fact that he is an ‘‘audit committee financial expert’’ under SEC guidelines, given his understanding of accounting and financial reporting, make his Board service valuable to ARC Document Solutions.

Eriberto R. Scocimara was elected as a director of the Company in May 2006. Mr. Scocimara has served as the President and Chief Executive Officer of Hungarian-American Enterprise Fund, a privately managed investment company created by the President and Congress of the United States and funded by the U.S. Government, since 1994. Mr. Scocimara also has served as the President and Chief Executive Officer of Scocimara & Company, Inc. a financial consulting firm, since 1984. Mr. Scocimara has over 40 years of experience in corporate management, acquisitions and operational restructuring. Mr. Scocimara currently serves as a director of Euronet Worldwide, Incorporated (NASDAQ: EEFT), Rockwood Holdings L.P. and Kane Manufacturing Co., Inc. and previously served as a director of Carlisle Companies Incorporated (NYSE: CSL), Roper Industries, Inc. (NYSE: ROP) and Quaker Fabric Corporation. The Board believes that Mr. Scocimara’s international business and finance experience and his service as a director of many other publicly-traded companies, have provided him with a deep understanding of business matters, and his broad financial acumen and his status as an independent director and the fact that he is an ‘‘audit committee financial expert’’ under SEC guidelines, given his understanding of accounting and financial reporting, makes his service on the Board valuable to ARC Document Solutions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE ELECTION OF EACH OF THE SEVEN DIRECTOR NOMINEES LISTED ABOVE

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Auditors

Deloitte & Touche LLP (“Deloitte”) was appointed as our independent registered public accounting firm for the fiscal year ended December 31, 2012 and has audited our financial statements for the 2012 and 2011 fiscal years. The Audit Committee has appointed Deloitte to be our independent registered public accounting firm for the fiscal year ending December 31, 2013. ARC stockholders are asked to ratify this appointment at the 2013 annual meeting. Representatives of Deloitte will be present at the meeting to respond to appropriate questions and to make a statement if they so desire.

Auditor Fees

A summary of the services provided by Deloitte, our independent registered public accounting firm for the fiscal years ended December 31, 2012 and 2011, and fees billed for such services (in thousands), is as follows:

	2012	2011
Audit fees (a)	$900	$900
Audit related fees (b)	190	118
Tax fees	16	50
All other fees	2	0

Total	$1,108	$1,068

(a)

Consists of aggregate fees billed or expected to be billed for professional services rendered for the audit of our annual consolidated financial statements on Form 10-K for the fiscal years ended December 31, 2012 and 2011, and reviews of our condensed consolidated financial statements in the Company’s quarterly reports on Form 10-Q during the fiscal years ended December 31, 2012 and 2011.

(b)

Consists of aggregate fees billed or expected to be billed for assurance and related services reasonably related to the performance of the audit or review of the Company’s financial statements for the fiscal years ended December 31, 2012 and 2011 and are not included in the audit fees listed above. This category includes but is not limited to fees related to accounting consultations, consultations concerning financial accounting and reporting standards, and audit services not required by statute or regulation.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee has adopted a pre-approval policy governing the engagement of the Company’s independent registered public accounting firm for all audit and non-audit services. The Audit Committee’s pre-approval policy provides that the Audit Committee must pre-approve all audit services and non-audit services to be performed for the Company by its independent registered public accounting firm prior to their engagement for such services. The Audit Committee pre-approval policy establishes pre-approved categories of certain non-audit services that may be performed by the Company’s independent registered public accounting firm during the fiscal year, subject to dollar limitations that may be set by the Audit Committee. Pre-approved services include certain audit related services, tax services and various non-audit related services. The Audit Committee may delegate pre-approval authority to one or more of its members. The member(s) to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next meeting. One hundred percent of the services provided by Deloitte during 2012 and 2011 were approved by the Audit Committee in accordance with the pre-approval procedures described above.

Under Company policy and/or applicable rules and regulations, the independent registered public accounting firm is prohibited from providing the following types of services to the Company: (1) bookkeeping or other services related to the Company’s accounting records or financial statements, (2) financial information systems design and implementation, (3) appraisal or valuation services, fairness opinions or contribution-in-kind reports, (4) actuarial services, (5) internal audit outsourcing services, (6) management functions, (7) human resources, (8) broker-dealer, investment advisor or investment banking services, and (9) legal services.

The Audit Committee has sole authority to appoint ARC’s independent registered public accounting firm for fiscal year 2013 pursuant to the terms of the Audit Committee Charter. Accordingly, stockholder approval is not required to appoint Deloitte as ARC’s independent registered public accounting firm for fiscal year 2013. The board believes, however, that submitting the appointment of Deloitte to the stockholders for ratification is a matter of good corporate governance. If the stockholders do not ratify the appointment of Deloitte, the Audit Committee will review its future selection of independent registered public accounting firm.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE

RATIFICATION OF DELOITTE & TOUCHE LLP AS ARC’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013

PROPOSAL 3

ADVISORY, NON-BINDING VOTE ON EXECUTIVE COMPENSATION

We were pleased to receive a favorable vote for our compensation program at our 2012 annual meeting, with approximately 83% of our stockholders who voted at the meeting approving our compensation practices. We consider these voting results to affirm stockholder support for our executive compensation program which is designed to attract, motivate, reward and retain our senior executives in order to achieve our corporate objectives and increase long-term stockholder value, while also focusing on a pay-for-performance philosophy.

The Compensation Discussion and Analysis section, beginning on page 20 of this proxy statement, describes our executive compensation program in greater detail. In particular, stockholders should note the following goals of our executive compensation program:

•	To establish pay levels that attract, retain and motivate highly qualified executive officers, taking into account overall market competition for such talent;

•	To foster an “ownership mentality” and align the interests of our executive officers with those of our stockholders through long-term equity incentives;

•	To recognize and reward superior individual performance;

•	To balance base and incentive compensation to complement our short-term and long-term business objectives and encourage the fulfillment of those objectives through individual performance; and

•	To provide compensation opportunities based on the Company’s performance.

The Compensation Committee has also taken note of the particular economic and industry conditions that challenged the Company during the 2007-2009 recession and its aftermath, especially in regard to the lack of private non-residential construction activity and the influences commercial credit, and the substantive changes we are currently experiencing due to the impact of technology on our primary product line. Despite these challenges, which include a 42% drop in net sales since 2008:

•	Gross margins have generally remained at or above 30% over the past four years.

•

Adjusted EBITDA performance (consisting of net income before interest, taxes, depreciation and amortization, excluding stock-based compensation expense, non-cash impairment charges, and restructuring expense) has remained consistently robust.

•

The Company has successfully diversified its business into new service lines that have secured and strengthened our existing relationships with large and influential clients in the AEC industry, and created opportunities with new clients.

•

ARC’s Global Services unit has secured business from more than 15 of the top 100 architecture, engineering and construction firms in the country, primarily through the offering of its Managed Print Services business line and associated software.

•	Sales from Onsite Services grew approximately eight percent year-over-year in 2012.

•

New software improvements continued to be introduced throughout 2012 to enhance and support the value of our onsite services, culminating in a major version upgrade to our print management software, Abacus, in early 2013.

•	The Company continues to maintain a healthy capital structure and significant liquidity in a $50 million asset-based revolving credit facility.

•	The costs incurred for our 2012 restructuring plan were absorbed without drawing on the Company’s revolving credit facility.

•

Since the onset of the recession in 2007, the Company has removed more than $100 million in costs from its operations, including more than $15 million in annualized savings during the fourth quarter restructuring.

•

Management delivered sequential improvements in Gross Margin and Adjusted EBITDA margins in the fourth quarter of 2012, countering the seasonal trend of margin contraction for the first time in ARC’s history as a public company.

For the reasons stated above, we are requesting approval, in a non-binding vote, of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation rules of the United States Securities and Exchange Commission, including in the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion contained in the Company’s 2013 Proxy Statement, is approved.”

The stockholder vote on Proposal 3 is advisory in nature and, thus, is not binding on the Company. The Compensation Committee, however, values the views expressed by the Company’s stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for the Company’s executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE APPROVAL OF THE COMPENSATION OF OUR EXECUTIVE OFFICERS

DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND RELATED DISCLOSURES IN THE 2013 PROXY STATEMENT

CORPORATE GOVERNANCE PROFILE

We are committed to good corporate governance practices. As such, we have adopted corporate governance guidelines to enhance the effectiveness of our corporate governance practices. A copy of our Corporate Governance Guidelines can be accessed on our website, www.e-arc.com, by clicking on the “Investors” link at the bottom of the page and then selecting “Corporate Governance” from the Investors webpage. You can request a printed copy of our Corporate Governance Guidelines, at no charge, by contacting Investor Relations at (925) 949-5100 or by sending a request by mail to 1981 North Broadway, Suite 385, Walnut Creek, California 94596, Attention: David Stickney, Vice President Corporate Communications.

Our Corporate Governance Guidelines govern board member responsibilities, committees, compensation, access, education, management succession, and performance evaluation, among other things. The guidelines also set forth a non-exhaustive list of director qualification standards and the factors to be considered in making nominations to the board. While the selection of qualified directors is a complex, subjective process that requires consideration of many factors, our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee will take into account the judgment, experience, skills and personal character of any candidate, as well as the overall needs of the board, in considering board candidates. Additional information on this process is set forth below in the section entitled “Director Qualifications.”

We have adopted a Code of Conduct applicable to all employees, officers and directors, including our President and Chief Executive Officer and our Chief Financial Officer, which meets the definition of a “code of ethics” set forth in Item 406 of Regulation S-K of the Securities and Exchange Act of 1934 (“Exchange Act”). A copy of our Code of Conduct can be accessed on our website, www.e-arc.com, by clicking on the “Investors” link at the top of the page and then selecting “Corporate Governance” from the Investors webpage. We will post any amendments to the Code of Conduct, and any waivers that are required to be disclosed by the rules of either the United States Securities and Exchange Commission (“SEC”) or the New York Stock Exchange (“NYSE”), on our website.

Director Independence

Under our Corporate Governance Guidelines, independent directors must comprise a majority of our board. Our board has adopted independence requirements that reflect applicable NYSE rules and evaluates the independence of our directors annually, and at other appropriate times (e.g., in connection with a change in employment status) when a change in circumstances could potentially impact the independence of one or more directors.

In determining whether a material relationship exists between the Company and each director, the board broadly considers all relevant facts and circumstances, including:

•	The nature of any relationships with the Company.

•	The significance of the relationship to the Company, the other organization and the individual director.

•	Whether or not the relationship is solely a business relationship in the ordinary course of the Company’s and the other organization’s businesses and does not afford the director any special benefits.

•	Any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and such other criteria as the board may determine from time to time.

•

If a proposed director serves as an executive officer, director or trustee of a tax exempt organization, whether contributions from the Company, or any of its consolidated subsidiaries, to such tax exempt organization in any of the last three fiscal years are less than the greater of (i) $1 million or (ii) 2% of the consolidated gross revenues of such tax exempt organization for its last completed fiscal year.

Pursuant to our Corporate Governance Guidelines, all members of the Audit Committee must also meet the following requirements:

•

Audit Committee members may not receive, directly or indirectly, any consulting, advisory or other compensatory fees from the Company or any of its subsidiaries (other than director fees paid for service on the Audit Committee, the board, or any other committee of the board).

•	No member of the Audit Committee may be an “affiliated person” (as defined under applicable SEC rules) of the Company or any of its subsidiaries.

After considering our Corporate Governance Guidelines and the NYSE independence standards, the board has determined that, in its judgment, all of our current directors are independent, except for Mr. Suriyakumar who is our President and Chief Executive Officer. The board also determined that all members of the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee are independent.

Director Qualifications

Our Nominating and Corporate Governance Committee is responsible for identifying qualified individuals that may become members of our board of directors and recommending to the board director nominees for our annual meetings of stockholders and nominees to fill any vacancies that may occur on the board. In the context of the selection process, the Nominating and Corporate Governance Committee takes into consideration those factors it considers appropriate to ensure an effective board of directors that is able to fulfill its oversight function for the Company and its stockholders. While the Nominating and Corporate Governance Committee has not established an exhaustive list of specific minimum qualifications for board members, desired personal qualifications and attributes of directors include mature, practical and sound judgment; independence necessary to make an unbiased evaluation of management’s performance and effectively carry out oversight responsibility; experience as a business leader; the ability to comprehend and analyze complex matters; strong personal and professional ethics and integrity; and a spirit of cooperation and collegiality that will enable our directors to interact effectively.

Each nominee named in this proxy statement possesses the characteristics described above. Our directors possess extensive leadership experience from various industry sectors, as well as experience on other boards of directors, which, collectively, provide an understanding of different business processes, challenges and strategies. The diverse background and experiences of our directors (as described in the biographical information set forth under “Proposal 1 – Election of Directors”) complement one another and provide a solid leadership framework required for the board to exercise its oversight function.

Board Diversity

The Company strives for diversity among its board members, management and employees. In keeping with this strategy, the primary goal of board composition is to achieve a diverse and complementary set of background and experiences that will benefit the strategic direction of the Company. In considering director nominees, the Nominating and Corporate Governance Committee takes into consideration those factors it considers appropriate to address the needs and situation of the Company at the time. While the Nominating and Corporate Governance Committee does not have a formal policy regarding diversity, in practice, the Committee carefully considers the nominees differences in background, education and overall skill set in order to ensure complementary perspectives and areas of expertise. This approach is demonstrated by the fact that our board is currently comprised of directors with diverse professional experiences, including individuals from the construction industry, financial and services sectors and the entertainment industry. The diverse backgrounds and experiences of our current directors are described in the biographical information included under “Proposal 1 – Election of Directors.”

Board Leadership Structure and Risk Oversight

Board Leadership Structure

Our board is currently comprised of six independent directors and one employee director. Mr. Suriyakumar has served as our President and Chief Executive Officer since June 2007 and the chairman of our board of directors since July 2008. We believe that our current board leadership structure is appropriate for the Company because it allows for common, strong leadership, with one individual having primary responsibility for both board-level and operational matters. This structure eliminates the potential for confusion, promotes efficiency and provides clear leadership for the Company, which is appropriate for our company which has widespread domestic and international operations.

Our board has designated one of our independent directors to serve as lead independent director. The lead independent director chairs regularly-scheduled executive sessions of the independent directors without management present; serves as the primary point of contact between members of management and the board, which facilitates communications and promotes efficiency; and performs such other functions as the independent directors may designate from time to time. Mr. McCluggage currently serves as the lead independent director.

Risk Oversight

Senior management is responsible for assessing and managing the Company’s exposure to risk on a day-to-day basis. Our board is responsible for general oversight of management in its assessment and management of day-to-day risks that affect the Company. The board fulfills its general risk oversight function periodically during board and board committee meetings. To supplement the board’s general risk oversight function, the Audit Committee monitors the Company’s financial statements and regularly reviews the Company’s major financial risk exposures (and the steps management has taken to mitigate such exposures) and the Company’s internal controls over financial reporting. The Audit Committee also provides general oversight to the Company’s internal audit and compliance functions. The Compensation Committee monitors the design and implementation of the Company’s executive compensation program, as well as compensation matters relating to certain non-executive employees. Although the board has established separate board committees, all board members are generally present at each board committee meeting, which facilitates dissemination of information and fulfillment of the board’s overall risk oversight function.

Director Attendance at Annual Meeting and Board and Committee Meetings

All of the members of the board of directors who are standing for re-election attended our 2012 annual meeting of stockholders. Although we do not have a formal policy regarding the attendance of board members at our annual meetings of stockholders, we encourage board members to attend.

In 2012, each board member attended or participated in 80% or more of the aggregate of (i) the total number of board meetings (held during the period for which such person has been a director) and (ii) the total number of meetings held by all board committees on which such person served (during the periods that such person served).

Board Meetings

Our board of directors held eight meetings in 2012.

Board Committees

Our board has the following committees: Audit Committee; Compensation Committee; and Nominating and Corporate Governance Committee. Committee memberships are as follows:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Eriberto R. Scocimara (Chairman) Mark W. Mealy Manuel Perez de la Mesa	Thomas J. Formolo (Chairman) Dewitt Kerry McCluggage Manuel Perez de la Mesa James F. McNulty	Mark W. Mealy (Chairman) Eriberto R. Scocimara Dewitt Kerry McCluggage James F. McNulty

Audit Committee

The Audit Committee is governed by the Audit Committee Charter, which can be found in the Corporate Governance section under “Investors” on our website, www.e-arc.com, and is available, at no cost, to any stockholder who requests it by contacting Investor Relations at (925) 949-5100 or by sending a request by mail to 1981 North Broadway, Suite 385, Walnut Creek, California 94596, Attention: David Stickney, Vice President Corporate Communications.

The functions of our Audit Committee are described in the Audit Committee Charter and include, among other things the following: (i) reviewing the adequacy of our internal accounting controls; (ii) reviewing the results of the independent registered public accounting firm’s annual audit, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management;

(iii) reviewing our audited financial statements and discussing the statements with management; (iv) reviewing disclosures by our independent registered public accounting firm concerning relationships with the Company and the performance of our independent registered public accounting firm and annually recommending the independent registered public accounting firm; and (v) preparing such reports or statements as may be required by securities laws. The Audit Committee Charter provides that the Audit Committee shall meet as often as it determines advisable but no less frequently than quarterly.

The members of our Audit Committee are Eriberto R. Scocimara, Mark W. Mealy and Manuel Perez de la Mesa. Our board of directors has determined that all members of our Audit Committee meet the applicable tests for independence and the requirements for financial literacy that are applicable to audit committee members under the rules and regulations of the SEC and NYSE. Our board of directors also has determined that Mr. Scocimara is an “audit committee financial expert” as defined by the applicable rules of the SEC and NYSE, as a result of his substantial familiarity and experience with the use and analysis of financial statements of public companies. For more than 40 years, Mr. Scocimara has served in various positions in which he analyzed financial statements in connection with corporate management, financial consulting, acquisition and development of manufacturing companies, and operational restructuring. Mr. Scocimara has also served as audit committee chair for Roper Industries, Inc., Carlisle Companies Incorporated, each a publicly-traded company, and Quaker Fabric Company, formerly a publicly-traded company. Our board of directors has also determined that Mark W. Mealy is an “audit committee financial expert” as defined by the applicable rules of the SEC and NYSE, as a result of his substantial familiarity and experience with the use and analysis of financial statements of public companies. For the last 20 years, Mr. Mealy has served in various positions in which he analyzed financial statements in connection with the refinance, recapitalization and restructure of debt and equity securities and the evaluation of mergers and acquisitions. Our board of directors has determined that Manuel Perez de la Mesa also is an “audit committee financial expert” as defined by the applicable rules of the SEC and NYSE as a result of his education and experience actively supervising a principal financial officer and controller.

The Audit Committee held six meetings in 2012.

Compensation Committee

The Compensation Committee is governed by the Compensation Committee Charter, which can be found in the Corporate Governance Section under Investors on our website, www.e-arc.com, and is available, at no cost, to any stockholder who requests it by contacting Investor Relations at (925) 949-5100 or by sending a request by mail to 1981 North Broadway, Suite 385, Walnut Creek, California 94596, Attention: David Stickney, Vice President Corporate Communications. The functions of the Compensation Committee are described in the Compensation Committee Charter and include, among other things, evaluating and approving director and officer compensation, benefit and perquisite plans, policies and programs and producing a compensation committee report on executive officer compensation.

The board has determined that all of the members of its Compensation Committee meet the definition of independent director as established by the NYSE.

The Compensation Committee held six meetings in 2012.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is governed by the Nominating and Corporate Governance Committee Charter, which can be found in the Corporate Governance Section under Investors on our website, www.e-arc.com, and is available, at no cost, to any stockholder who requests it by contacting Investor Relations at (925) 949-5100 or by sending a request by mail to 1981 North Broadway, Suite 385, Walnut Creek, California 94596, Attention: David Stickney, Vice President Corporate Communications.

The functions of the Nominating and Corporate Governance Committee are described in the Nominating and Corporate Governance Committee Charter and include, among other things, identifying individuals qualified to become members of the board, selecting or recommending to the board the nominees to stand for election as directors, developing and recommending to the board a set of corporate governance principles and overseeing the evaluation of the board.

The board has determined that all of the members of its Nominating and Corporate Governance Committee meet the definition of independent director as established by the NYSE.

The Nominating and Corporate Governance Committee held one meeting in 2012.

All of the nominees listed under “Proposal 1—Election of Directors” are directors standing for re-election.

Stockholder Recommendations of Director Nominees

Our stockholders may recommend director nominees, and the Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. We have not received any recommendations from our stockholders requesting that the board or any of its committees consider a nominee for inclusion in the board’s slate of nominees presented in this proxy statement for our 2013 annual meeting. A stockholder wishing to submit a director nominee recommendation for future annual meetings of stockholders must comply with the applicable provisions of our Amended and Restated Bylaws, as described under the heading “Stockholder Proposals for the 2014 Annual Meeting.” Nominees recommended by stockholders will be evaluated in the same manner as nominees recommended by the board and the Nominating and Corporate Governance Committee will consider all relevant qualifications, as well as the needs of the Company, in order to comply with NYSE and SEC rules.

Stockholder Communications with Directors

Stockholders seeking to communicate with the board should send correspondence to the attention of our corporate secretary at ARC Document Solutions, Inc., 1981 North Broadway, Suite 385, Walnut Creek, California 94596. The corporate secretary will forward all such communications (excluding routine advertisements and business solicitations and communications which the corporate secretary, in his sole discretion, deems to be a security risk or for harassment purposes) to each member of the board, or if applicable, to the individual director(s) named in the correspondence.

ARC reserves the right to screen materials sent to its directors for potential security risks and/or harassment purposes, and ARC also reserves the right to verify ownership status before forwarding stockholder communications to the board and/or individual directors.

The corporate secretary will determine the appropriate timing for forwarding stockholder communications to the directors. The corporate secretary will consider each communication to determine whether it should be forwarded promptly or compiled and sent with other communications and other board materials in advance of the next scheduled board meeting.

If a stockholder or other interested person seeks to communicate exclusively with the non-employee directors, such communication should be sent directly to the corporate secretary who will forward any such communication directly to the Chairman of the Nominating and Corporate Governance Committee. The corporate secretary will first consult with and receive the approval of the Chairman of the Nominating and Corporate Governance Committee before disclosing or otherwise discussing the communication with members of management or directors who are members of management.

DIRECTOR COMPENSATION

Cash Compensation

We pay an annual cash fee of $40,000 to each of our non-employee directors, payable quarterly. In addition, non-employee directors receive $5,000 cash per year for duties as chairman of any board committee.

Equity Compensation

In addition to cash fees, effective as of our 2007 annual meeting of stockholders, we implemented a practice of granting each non-employee director a restricted stock award under our Plan for that number of shares of our common stock having an aggregate grant date value equal to $60,000, based on the closing price of our common stock on the NYSE on the date of grant. In light of the general economic downturn that began in 2008, the value of the equity compensation of our non-employee directors was reduced, effective as of our 2009 annual meeting; from $60,000 to $50,000 aggregate grant date value. Grants of restricted stock to our non-employee directors are made automatically each year on the date of our annual meeting, without any further action of our board of directors, and compensates each non-employee director for his or her service since the later of (a) the last preceding annual meeting of stockholders, or (b) the date on which he or she was elected or appointed for the first time to be a director. Each restricted stock award granted to our non-employee directors during each fiscal year vests 100% on the one-year anniversary of the grant date.

Reimbursements

We reimburse our employee and non-employee directors for reasonable travel expenses relating to attendance at board meetings and participating in director continuing education.

The following table summarizes compensation earned by our non-employee directors during fiscal year 2012. Mr. Suriyakumar, the Chairman of our board of directors, and our President and Chief Executive Officer, does not receive compensation for serving on our board of directors.

Director Compensation

For Fiscal Year Ended December 31, 2012

Name	Fees Earned or Paid in Cash ($)		Stock Awards(1)(2) ($)	Total(3) ($)
Thomas J. Formolo(4)	45,000	(5)	50,000	95,000
Dewitt Kerry McCluggage(6)	40,000		50,000	90,000
Mark W. Mealy(7)	45,000	(8)	50,000	95,000
Manuel Perez de la Mesa(9)	40,000		50,000	90,000
Eriberto R. Scocimara(10)	45,000	(11)	50,000	95,000
James F. McNulty(12)	40,000		50,000	90,000

(1)	Reflects restricted stock awards granted under our Plan. One hundred percent of the shares subject to restricted stock awards granted in 2012 vest on the one-year anniversary of the date of grant.

(2)

The amounts shown in this column reflect the fair value at the time of grant in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, formerly SFAS 123R (Revised 2004), Share-Based Payment. For a discussion of the assumptions used in these calculations, see Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(3)	The amount of total compensation does not include amounts paid as reimbursement for reasonable travel expenses to attend board meetings and to participate in director continuing education.

(4)	As of December 31, 2012, options to purchase 13,851 shares and 8,897 shares of restricted stock, awarded to Mr. Formolo under our Plan, were outstanding.

(5)	Includes cash compensation of $5,000 for serving as Chairman of the Compensation Committee for 2012.

(6)	As of December 31, 2012, options to purchase 3,997 shares and 8,897 shares of restricted stock, awarded to Mr. McCluggage under our Plan, were outstanding.

(7)	As of December 31, 2012, options to purchase 13,851 shares and 8,897 shares of restricted stock, awarded to Mr. Mealy under our Plan, were outstanding.

(8)	Includes cash compensation of $5,000 for serving as Chairman of the Nominating and Corporate Governance Committee for 2012.

(9)	As of December 31, 2012, options to purchase 39,351 shares and 8,897 shares of restricted stock, awarded to Mr. Perez de la Mesa under our Plan, were outstanding.

(10)	As of December 31, 2012, options to purchase 3,997 shares and 8,897 shares of restricted stock, awarded to Mr. Scocimara under our Plan, were outstanding.

(11)	Includes cash compensation of $5,000 for serving as Chairman of the Audit Committee in 2012.

(12)	As of December 31, 2012, 18,189 shares of restricted stock awarded to Mr. McNulty under our Plan, were outstanding.

EXECUTIVE OFFICERS

Our executive officers are appointed by our board of directors and serve at the discretion of our board of directors. The names, ages and positions of all of our executive officers as of March 1, 2013 are listed below:

Name	Age	Position
Kumarakulasingam Suriyakumar	59	Chairman, President and Chief Executive Officer Director
John E.D. Toth	43	Chief Financial Officer, Secretary
Rahul K. Roy	53	Chief Technology Officer
Dilantha Wijesuriya	51	Chief Operating Officer
Jorge Avalos	37	Chief Accounting Officer, Vice President Finance

The following is a brief description of the business experience of each of our executive officers and their other affiliations. Biographical information for Mr. Suriyakumar is provided above under “Proposal 1 – Election of Directors.”

John E.D. Toth was appointed Chief Financial Officer and Secretary in July 2011. Prior to his joining the Company, Mr. Toth was Chief Financial Officer of Bell-Carter Foods, Inc., a $200 million privately-held company operating in the food manufacturing industry. From 2006 to 2008, Mr. Toth served as Chief Financial Officer of Fresh Express, Inc., a subsidiary of Chiquita Brands International, Inc. Mr. Toth began his career in investment banking with Goldman, Sachs & Co. He then moved to J.P. Morgan’s investment banking division and from 2001 until 2006, Mr. Toth was a Managing Partner of Tennyson West, LLC, a boutique mergers and acquisitions advisory firm. Mr. Toth received a master’s degree in Economics, and bachelor’s degree in Economics and Political Science, from Stanford University.

Rahul K. Roy joined the Company as its Chief Technology Officer in September 2000. Prior to joining the Company, Mr. Roy was the founder, President and Chief Executive Officer of MirrorPlus Technologies, Inc., which developed software for the reprographics industry, from August 1993 until it was acquired by the Company in 1999. Mr. Roy also served as the Chief Operating Officer of InPrint, a provider of printing, software, duplication, packaging, assembly and distribution services to technology companies, from 1993 until it was acquired by the Company in 1999.

Dilantha Wijesuriya joined Ford Graphics, a division of the Company, in January of 1991. He subsequently became president of that division in 2001, and became a Company regional operations head in 2004, which position he retained until his appointment as the Company’s Senior Vice President—National Operations in August 2008. Mr. Wijesuriya was appointed Chief Operating Officer of the Company on February 25, 2011. Prior to his employment with the Company, Mr. Wijesuriya was a divisional manager with Aitken Spence & Co. LTD, a highly diversified conglomerate and one of the five largest corporations in Sri Lanka.

Jorge Avalos was appointed Chief Accounting Officer/Vice President Finance of the Company on April 14, 2011. Mr. Avalos joined the Company in June 2006 as the Company’s Director of Finance and became the Company’s Corporate Controller in December 2006 and Vice President, Corporate Controller in December 2010. From March 2005 through June 2006, Mr. Avalos was employed with Vendare Media Group, an online network and social media company, as its controller. From September 1998 through March 2005, Mr. Avalos was employed with PricewaterhouseCoopers LLP, a global professional services firm focusing on audit and assurance, tax and advisory services, and left as an assurance manager.

AUDIT COMMITTEE REPORT

All of the members of the Audit Committee are independent directors as required by the rules of the NYSE. The Audit Committee operates pursuant to a written charter adopted by the board.

The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the board. Management of the Company has the primary responsibility for the Company’s financial reporting process, including the system of internal controls over financial reporting. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States.

The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2012 with management, the Company’s internal auditors, and the independent registered public accounting firm. The Audit Committee has met with the internal auditors and the independent registered accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under standards established by the Public Company Accounting Oversight Board (United States). The independent registered public accounting firm has provided to the Audit Committee required written disclosures and communications and the Audit Committee has discussed with the registered public accounting firm their independence from the Company. The Audit Committee has also considered whether the independent registered public accounting firm’s tax fees and other non-audit services to the Company is compatible with maintaining independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

Based on the review and discussions described above, the Audit Committee has recommended to the board that the Company’s audited financial statements be included in its annual report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

Eriberto R. Scocimara, Chairman
Mark W. Mealy
Manuel Perez de la Mesa

BENEFICIAL OWNERSHIP OF VOTING SECURITIES

The following table sets forth information, as of March 4, 2013, regarding the beneficial ownership of our common stock by:

•	each person who is known to us to own beneficially more than 5% of our common stock;

•	all directors and executive officers as a group; and

•	each of our directors and each of our executive officers named in the Summary Compensation Table.

The table includes all shares of common stock issuable within 60 days of March 4, 2013 upon the exercise of options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. The applicable percentage of ownership for each stockholder is based on 46,257,765 shares of common stock outstanding as of March 4, 2013, together with applicable options for that stockholder. Shares of common stock issuable upon exercise of options and other rights beneficially owned were deemed outstanding for the purpose of computing the percentage ownership of the person holding these options and other rights, but are not deemed outstanding for computing the percentage ownership of any other person. The information on beneficial ownership in the table and footnotes below is based upon our records, the most recently-filed Schedules 13D or 13G and information supplied to us. To our knowledge, except under applicable community property laws or as otherwise indicated in the footnotes to this table, beneficial ownership is direct and the persons named in the table below have sole voting and sole investment control regarding all shares beneficially owned.

	Shares Beneficially Owned
Name and Address of Beneficial Owner*	Number	Percent
Principal Stockholders:
Sathiyamurthy Chandramohan(1)(2)(3)	6,518,882	14.1%
Micro Device, Inc.	5,684,842	12.3%
Stadium Capital Management, LLC(4)	5,461,181	11.8%
199 Elm Street New Canaan, CT 06840
PZENA Investment Management, LLC(5)	2,784,750	6.0%
120 West 45th Street, 20th floor New York, NY 10036
Directors and Executive Officers:
Kumarakulasingam Suriyakumar(1)(6)(7)	7,442,821	16.1%
Thomas J. Formolo(8)(9)(10)	141,352	**
Dewitt Kerry McCluggage(10)(11)(12)	23,336	**
James F. McNulty(13)	27,086	**
Mark W. Mealy(9)(10)(14)	106,553	**
Manuel Perez de la Mesa(10)(15)	122,053	**
Rahul K. Roy(16)	158,253	**
Eriberto R. Scocimara(10)(12)(17)	36,699	**
Dilantha Wijesuriya(18)	433,418	**
John Toth(19)	30,000	**
Jorge Avalos(20)	51,250	**
All directors and executive officers as a group (eleven persons)	8,572,821	18.5%

*	Except as otherwise noted, the address of each person listed in the table is c/o ARC Document Solutions, Inc., 1981 North Broadway, Suite 385, Walnut Creek, California 94596.

**	Less than one percent of the outstanding shares of common stock.

(1)

Includes 5,684,842 shares held by Micro Device, Inc. As Messrs. Chandramohan and Suriyakumar have ownership interests of 56% and 44%, respectively, in Micro Device, Inc. and serve on its board of directors, each could be deemed to have beneficial ownership of all these shares. Messrs. Chandramohan and Suriyakumar each disclaim beneficial ownership of these shares except to the extent of each of their pecuniary interests therein.

(2)	Includes 328,648 shares previously held by Dieterich Post Company.

(3)	Includes 505,392 shares of common stock.

(4)	This information is based solely on a Schedule 13G filed jointly by Stadium Capital Management, LLC (“SCM”); Alexander M. Seaver (“Seaver”); Bradley R. Kent (“Kent”); and Stadium Capital Partners,

L.P. (“SCP”) (collectively, the “Filers”). SCP is filing this statement jointly with the other Filers, but not as a member of a group and expressly disclaims membership in a group. SCP is an investment limited partnership, the general partner of which is SCM, an investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock. Seaver and Kent are the Managing Members of SCM.

(5)

This information is based solely on a Schedule 13G filed by PZENA Investment Management, LLC (“PZENA”) on February 7, 2013. PZENA has sole voting power over 2,493,350 shares and sole dispositive power over 2,784,750 shares.

(6)	Includes 936,052 shares held by the Suriyakumar Family Trust. Mr. Suriyakumar and his spouse, as trustees of the Suriyakumar Family Trust, share voting and investment power over these shares.

(7)

Includes 821,927 shares of common stock, which includes 1,083 unvested shares of restricted stock as of December 31, 2012. Also includes 258,223 shares which were previously held by Dieterich Post Company.

(8)

Includes 12,740 shares held by Danish-Italian Investors, L.P., Series A and 10,030 shares held by the Andersen-Formolo Family Foundation. Mr. Formolo could be deemed to have beneficial ownership of all of these shares but disclaims beneficial ownership except to the extent of his pecuniary interest therein. Also includes 95,834 shares of common stock.

(9)	Includes 13,851 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 4, 2013.

(10)	Includes 8,897 shares of unvested restricted stock which remain subject to a repurchase option in favor of the Company which lapses on April 26, 2013.

(11)

Includes 10,442 shares of stock held by the Dewitt Kerry McCluggage and Victoria L. McCluggage Trust. Mr. McCluggage and his spouse, as trustees of the Dewitt Kerry McCluggage and Victoria L. McCluggage Trust, share voting and investment power over these shares.

(12)	Includes 3,997 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 4, 2013.

(13)	Includes 18,189 shares of common stock.

(14)	Includes 53,805 shares of common stock; and 30,000 shares held by Eastover Group LLC. Mr. Mealy has controlling voting and investment power over these shares.

(15)	Includes 67,805 shares of common stock; 39,351 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 4, 2013 and 6,000 shares held by Mr. Perez’s children.

(16)

Includes 43,253 shares of common stock, which includes 11,250 shares of unvested restricted stock as of December 31, 2012; and 115,000 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 4, 2013.

(17)	Includes 23,805 shares of common stock.

(18)

Includes 30,400 shares of common stock, which includes 12,000 shares of unvested restricted stock as of December 31, 2012; 104,968 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 4, 2013; and 298,050 shares held by the Wijesuriya Family Trust. Mr. Wijesuriya and his spouse, as trustees of the Wijesuriya Family Trust, share voting and investment power over the shares held by the trust.

(19)	Includes 30,000 shares of common stock, which includes 22,500 shares of unvested restricted stock as of December 31, 2012.

(20)

Includes 22,500 shares of common stock, which includes 14,250 shares of unvested restricted stock as of December 31, 2012 and 28,750 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 4, 2013.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2012 regarding all compensation plans previously approved by our security holders and all compensation plans not previously approved by our security holders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders
• 2005 Stock Plan	2,336,008	(1)	$7.64	2,133,554	(2)
• 2005 Employee Stock Purchase Plan			$—	313,517
Equity compensation plans not approved by stockholders			$—

Total	2,336,008		$—	2,447,071

(1)	Represents outstanding options to acquire shares of common stock granted under our Plan.

(2)	The total shares of common stock currently reserved and authorized for issuance under our Plan equals 6,500,000 shares of common stock.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our Compensation Discussion and Analysis captures our thought process and approach to executive compensation. The main discussion and analysis revolves around the compensation program for our named executive officers and addresses the criteria on which it is based, the program itself, and the factors and decisions involved in its administration. Our named executive officers are:

•	Chairman, President and Chief Executive Officer (CEO)

•	Chief Financial Officer and Secretary (CFO)

•	Chief Technology Officer (CTO)

•	Chief Operating Officer (COO)

•	Chief Accounting Officer and Vice President of Finance (CAO)

Executive Compensation Philosophy: Our compensation program is designed to attract and retain executives capable of building an organization that can deliver both short- and long-term value for our stockholders on a consistent basis. In order to do so, we believe that our compensation policies should be flexible and scalable enough to offer appropriate base compensation and incentive awards to executives tasked to address value creation in the midst of a changing economy, shifting market conditions, and other special circumstances which may face the Company from time to time. Our fundamental premise is – and always will be – pay for performance. We also believe it is important for our senior management to possess the resources to develop and build executive teams targeted at outperforming the market and the competition.

Given the difficult conditions in the industry we serve and the substantive changes we are undergoing due to the impact of technology, our compensation program objectives also include:

•	To retain our executive officers throughout the prolonged softness in our core market;

•	To provide proper motivation to execute a swift and successful business transition from a traditional reprographics company to a technology-enabled document solutions company; and,

•	To protect and preserve the domain expertise and deep customer relationships embodied in our key executives.

Our compensation programs are intended to align executive pay with the achievement of financial and operating objectives that build shareholder value and ensure the continuing success of the Company.

We believe this alignment is best achieved by maintaining an appropriate balance in our overall compensation between base salaries, “at risk” incentive awards, and targeted grants of stock-based awards to foster company ownership in our executives. This means that a material portion of executive compensation is variable and tied to company and individual performance.

Our programs also take into account the significant shift that our business is undergoing due to the adoption of technology by our customers. Whereas our business has historically focused on supporting the analog, print-based workflows of the AEC industry, today our offerings have shifted dramatically to create and facilitate digital document workflows for a variety of industries.

Prior to 2010, and before the introduction of our offerings in Managed Print Services (“MPS”) and other technology-based services, attracting and retaining key executives was relatively easy given our size and stature within the reprographics industry. We rarely experienced losses of key executives to our competitors primarily because such competitors were small, family-owned, local reprographics shops with limited opportunity.

Having transformed the Company into a technology-enabled document solutions enterprise to better compete for our customers’ work, we have also entered a highly competitive market for key employees. Not only are we competing with large, well-funded equipment manufacturers and highly attractive technology companies to acquire executive talent, but we are also facing the challenge of retaining such talent.

As we consider this changing environment for recruiting and retaining key executives in the future, our intention is to increase the appeal of ARC Document Solutions as a top tier employer, offer advancement and growth opportunities commensurate with the talent we attract, and assert the advantages of company ownership in the form of stock-based compensation and awards. Such offerings will continue to align our executives’ actions with shareholders’ interests, and are consistent in principle with our compensation practices of the past.

Fiscal Year 2012 Performance Highlights: Due to the slow pace of recovery in our core market and the general economy, ARC Document Solutions faced significant challenges in its historical business of reprographics, as well as hesitancy on the part of clients to invest in new solutions. Specifically, project-related printing continued its year-over-year declines, which in turn affected our ability to grow our associated color and digital service lines. The Company met these challenges through its ongoing cost management efforts, the reconfiguration of its sales force to better support growing initiatives, and an aggressive and ambitious restructuring effort in the fourth quarter of 2012. These actions produced positive results in both short-term and long-term objectives.

•	Gross margins have generally remained at or above 30% over the past four years despite net sales declines of more than 40% since the beginning of the recent recession.

•

Adjusted EBITDA performance (consisting of net income before interest, taxes, depreciation and amortization, excluding stock-based compensation expense, non-cash impairment charges, and restructuring expense) has remained consistently robust.

•

The company has successfully diversified its business into new service lines that have secured and strengthened our existing relationships with large and influential clients in the AEC industry, and created opportunities with new clients in new and existing industry segments.

•

ARC’s Global Services unit has secured more than 15 of the top 100 architecture, engineering and construction firms in the country, primarily through the offering of its MPS business line and associated software.

•	Sales from Onsite Services grew approximately eight percent year-over-year in 2012.

•

New software improvements continued to be introduced throughout 2012 to enhance and support the value of our onsite services, culminating in a major version upgrade to our print management software, Abacus, in early 2013.

•	The Company continues to maintain a healthy capital structure and significant liquidity in a $50 million asset-based revolving credit facility.

•	The costs incurred for our 2012 restructuring plan were absorbed without drawing on the Company’s revolving credit facility.

•

Since the onset of the recession in December of 2007, the Company has removed more than $100 million in costs from its operations, including more than $15 million in annualized savings during the fourth quarter restructuring.

•

Management delivered sequential improvements in Gross Margin and Adjusted EBITDA margins in the fourth quarter, countering the seasonal trend of margin contraction for the first time in ARC’s history as a public company.

How Pay Was tied to the Company’s Performance in Fiscal Year 2012: During fiscal year 2012 we demonstrated the pay-for-performance basis of our compensation policy, and once again highlighted the high degree of integrity of our executive officers with regard to their voluntary actions on behalf of the Company.

Consistent with the company’s pay-for-performance philosophy, the CEO’s pre-tax EPS growth threshold for his annual incentive bonus was not met and no bonus was paid. Mr. Suriyakumar’s base salary increased in 2012 as a result of the renewal of his employment agreement in 2011. This was his first acceptance of a base salary increase since his appointment as Chief Operating Officer in 2005 (see the discussion in “Base Salary – President and Chief Executive Officer” later in this document). In 2012 Mr. Suriyakumar also volunteered to take a temporary decrease in his annual salary for the fourth consecutive year. His voluntary annual salary reduction in 2012 was 10% with an additional 10% voluntary annual salary reduction in November and December of 2012 (for more detail, see “Voluntary Temporary Executive Compensation Program Changes” later in this document). Mr. Suriyakumar also accepted stock options in 2012 for the first time in five years.

In 2012 our CTO also elected to temporarily reduce his annual salary by five percent, as did our COO. Both officers subsequently agreed to voluntary annual salary reductions of 10% in November and December, as did our CFO. Our CAO agreed to a 5% voluntary annual salary reduction in November and December. Since annual financial performance incentive targets for our CFO, CTO, COO and CAO were not met in 2012, no incentive bonuses were paid, and no restricted stock awards were issued. At the discretion of the Company’s Compensation Committee, grants for stock options in the aggregate amount of 323,941 shares were awarded to our named executive officers in 2012, and are consistent with our philosophy of providing long-term incentives aligned with our shareholders’ interests.

Recent Key Compensation Program Changes: The term of our CEO’s previous employment agreement expired in February of 2011. The Compensation Committee considered it crucial to retain Mr. Suriyakumar’s services for two reasons: first, Mr. Suriyakumar is a founder of the Company who has tremendous industry knowledge and a strong following within the organization; second, Mr. Suriyakumar had previously managed the Company through several market and economic downturns, and his experience and expertise was considered crucial to successfully navigating the Company through the economic challenges at the time.

Given that (i) Mr. Suriyakumar’s original base salary had not been changed since his appointment as Chief Operating Officer in 2005, (ii) in recognition of his past leadership, (iii) acknowledging that the opportunities to earn annual incentive bonuses had been severely constrained for the previous two years, and (iv) in consideration of the need to properly incentivize him to remain in his position, Mr. Suriyakumar’s base salary was increased from $650,000 per year to $950,000 per year in his renewed three-year employment agreement dated February 2011 and ending in February of 2014. Mr. Suriyakumar subsequently took a voluntary temporary base salary reduction of 25% for the remainder of fiscal year 2011.

In March of 2011 our CTO’s employment agreement was extended three years and his base salary was increased from $450,000 to $500,000. Mr. Roy subsequently took a voluntary temporary annual base salary reduction of 10% for the remainder of fiscal year 2011.

Our COO was appointed in February 2011 and his base salary was established at $350,000. Mr. Wijesuriya subsequently took a voluntary temporary annual base salary reduction of 15% for the remainder of fiscal 2011.

Our current CFO, John E.D. Toth, was appointed in July 2011 to replace our retiring CFO, Jonathan Mather. We entered a three-year employment agreement with Mr. Toth at an annual base salary of $300,000.

These changes are consistent with our overall compensation philosophy which is to attract, retain, and motivate our executive officers in a manner that is tied directly to achievement of our overall operating and financial goals and, in turn, to increase stockholder value over the long term.

Compensation Committee

Our Compensation Committee is comprised solely of independent directors and is responsible for administering our stock plan and reviewing and making recommendations to our board of directors regarding compensation and benefits programs for our executive officers. After considering the Compensation Committee’s recommendations, the entire board of directors reviews and approves the salaries, bonuses and benefit programs for our executive officers. Our Compensation Committee is authorized and has engaged the services of outside consultants to assist it.

Our Compensation Committee also relies upon recommendations from our Chief Executive Officer in providing recommendations regarding compensation of our non-executive officers.

Executive Compensation Philosophy

Our executive compensation program is designed to attract, retain and motivate our executive officers in a manner that is tied directly to achievement of our overall operating and financial goals and, in turn, to increase stockholder value over the long term. We believe it is in the best interests of our stockholders and our executive officers that our compensation program reflect and be tied to company-wide and individual performance and be easy to administer. We intend that this simplicity reduce the time and cost involved in setting and implementing our compensation policies and increase the transparency of our compensation program. With this in mind, our compensation program provides our executive officers with the incentive to increase our revenues and earnings per share, to develop and enhance our industry-leading technology and to execute our long-term strategic plan, while at the same time providing a clear framework for measuring and rewarding performance.

We also intend that our executive compensation program reflect, to a certain extent, the prevailing economic environment and the resulting operations of the Company. As a result, in early 2009, the primary components of our executive compensation program were temporarily altered in response to the general economic downturn. The recent temporary changes to our executive compensation program are discussed in “Temporary Executive Compensation Program Changes” below.

Objectives

The objectives of our executive compensation program are (i) to link executive compensation to continuous improvements in overall company and individual performance and an increase in stockholder value and (ii) to attract and retain key talent. Our executive compensation program goals include the following:

•	To establish pay levels that attract, retain and motivate highly qualified executive officers, taking into account overall market competition for such talent;

•	To foster an “ownership mentality” and align the interests of our executive officers with those of our stockholders through long-term equity incentives;

•	To recognize and reward superior individual performance;

•	To balance base and incentive compensation to complement our short-term and long-term business objectives and encourage the fulfillment of those objectives through individual performance;

•	To provide compensation opportunities based on the Company’s performance;

•	To retain our executive officers throughout the prolonged softness in our core market;

•	To provide proper motivation to execute a swift and successful business transition from a traditional reprographics company to a technology-enabled document solutions company; and,

•	To protect and preserve the domain expertise and deep customer relationships embodied in our key executives.

The Compensation Committee believes that these goals are equally appropriate for our non-executive officers, and has established that annual incentive bonuses and equity grants be included as fundamental elements of their compensation. As a result, the Compensation Committee determined that, beginning in 2008, the compensation of certain of the Company’s non-executive, management-level employees include an element directly tied to the Company’s achievement of its forecasted annual pre-tax earnings per share on a fully-diluted basis, which was subsequently revised to Adjusted EBITDA (consisting of net income before interest, taxes, depreciation and amortization, excluding stock-based compensation expense, non-cash impairment charges, and restructuring expense), as this was deemed a better gauge of the performance of those non-executive, management-level employees.

Consideration of 2012 Say-on-Pay Results

Approximately 83% of our stockholders that voted at our 2012 annual meeting approved the compensation of our executive officers in 2011 (as described in our 2012 proxy statement). The Compensation Committee believes that this affirms stockholder support for our executive compensation program, and will continue to consider the outcome of stockholder “say-on-pay” advisory votes when making future compensation decisions for our executive officers.

Broad-Based Compensation Data

Prior to entering into employment agreements with certain of our executive officers in February 2005, under which their base salaries were established, our then governing board of advisors (prior to our reorganization as a Delaware corporation) engaged Mercer Human Resource Consulting (“Mercer”) to provide broad-based third-party survey data regarding base salary, annual incentive bonuses, long-term incentive compensation and other elements of executive remuneration for each of our executive officer positions, and recommendations for contracts between us and our executive officers. Based on Mercer’s data and recommendations at that time, the Company entered into employment agreements with three-year initial terms – through February 9, 2008 – with Mr. Suriyakumar, then our President and Chief Operating Officer (now our Chairman, President and Chief Executive Officer), and Mr. Roy, our Chief Technology Officer, setting their respective base salaries within approximately 10% of the salaries proposed by Mercer. We did not adjust the base salaries for Messrs. Suriyakumar and Roy during the initial three-year terms of their employment agreements.

In 2009, the Compensation Committee considered updated broad-based compensation data for executive officers of similarly-sized companies compiled by Mercer from its 2009 US Global Premium Executive Remuneration Suite and Watson Wyatt’s 2009/2010 Survey Report on Top Management, consisting of general survey data regarding base salary, target short-term incentives, target total cash compensation and total direct compensation. The Compensation Committee used this updated survey data in assessing the Company’s then-current executive compensation program and comparing it to compensatory market conditions.

Compensation Consultant; Peer Group Benchmarking

The Compensation Committee has the authority to engage its own advisors. In November 2010, the Compensation Committee directly retained the services of Lyons, Benenson & Company (“Lyons Benenson”), an independent compensation consulting firm, to conduct an executive compensation review to ensure the effectiveness and competitiveness of the Company’s executive compensation program. Other than services requested by the Committee, Lyons Benenson does not provide any services to the Company.

With the assistance of Lyons Benenson, the Compensation Committee identified a group of peer companies to use in assessing the Company’s executive compensation programs. The peer group was comprised of a cross section of publicly-traded companies (including business services and engineering companies) considered comparable to the Company in terms of revenue, market capitalization and net income and consisted of the following companies:

APAC Customer Services Inc.	G&K Services, Inc.	Journal Communications Inc.	Schawk, Inc.
Cenveo, Inc.	GSI Commerce, Inc.	MDC Partners Inc.	The Standard Register Company
Consolidated Graphics, Inc.	Harte-Hanks, Inc.	Monster Worldwide, Inc.	TeleTech Holdings, Inc.
Emdeon Inc.	Healthcare Services Group, Inc.	Multi-Color Corporation	Tetra Tech, Inc.
Ennis, Inc.	InnerWorkings, Inc.	Quad-Graphics, Inc.	Vistaprint N.V.

The Compensation Committee reviewed compensation data at peer companies to inform its decision-making process regarding the Company’s executive compensation program. In particular, the Committee used the results of Lyons Benenson’s report in connection with the renewal of employment agreements with Messrs. Suriyakumar and Roy and in determining Mr. Wijesuriya’s compensation as Chief Operating Officer in early 2011 (as discussed in greater detail below).

Elements of Executive Compensation

Our executive compensation program includes the following elements:

•	Base salary

•	Annual incentive bonuses

•	Equity grants

•	Change of control and severance arrangements

•	Optional participation in our employee stock purchase plan

•	Other benefits that are generally available to all of our employees, such as optional participation in our 401(k) program and health, life and disability insurance.

Base Salary

Base salaries for our executive officers are established based on the scope of their respective responsibilities, taking into account competitive market compensation paid by similarly-sized companies for similar positions. We intend that base salaries will provide executive officers with a reasonable and secure standard of living, based on the executive officer’s position within the organization and geographical location.

President and Chief Executive Officer

In July 2007, we amended Mr. Suriyakumar’s employment agreement to extend its term until February 9, 2011 and to appoint him as our President and Chief Executive Officer. Mr. Suriyakumar’s base salary was not increased from that fixed under his original February 2005 agreement when he was President and Chief Operating Officer of the Company. The term of Mr. Suriyakumar’s employment agreement expired on February 9, 2011.

The Compensation Committee considered it crucial to retain Mr. Suriyakumar’s services for two primary reasons: first, Mr. Suriyakumar is a founder of the Company who has tremendous industry knowledge and a strong following within the organization; second, Mr. Suriyakumar had previously managed the Company through several market and economic downturns, and his experience and expertise was considered crucial to successfully navigating the Company through the economic challenges at the time.

Given that (i) Mr. Suriyakumar’s original base salary had not been changed since his appointment as Chief Operating Officer in 2005, (ii) in recognition of his past leadership, (iii) acknowledging that the opportunities to earn annual incentive bonuses had been severely constrained for the previous two years, and (iv) in consideration of the need to properly incentivize him to remain in his position, Mr. Suriyakumar’s base salary was increased from $650,000 per year to $950,000 per year in his renewed three-year employment agreement dated February 2011 and ending in February of 2014. In 2012, Mr. Suriyakumar’s salary was subject to the voluntary temporary reductions in base salary, as described in greater detail below under “Voluntary Temporary Executive Compensation Program Changes.”

Chief Technology Officer

The original term of the employment agreement with Rahul Roy, our Chief Technology Officer, expired in February 2008, but was automatically extended on a year-to-year basis thereafter. In April 2008, we amended Mr. Roy’s employment agreement to extend its term until March 31, 2011 and to increase his base salary from $400,000 to $450,000. In March 2011, Mr. Roy’s employment agreement was further amended to extend the term until March 31, 2014 and increase his base salary from $450,000 to $500,000, subject to temporary reductions in base salary, as described in greater detail below under “Temporary Executive Compensation Program Changes.” These increases in base salary were intended to recognize Mr. Roy’s accomplishments in developing our suite of proprietary software products and applying his technological expertise to the reprographics industry in general, and to compensate him, in part, with a base salary that is competitive with compensation paid to comparable executive officers of similarly-sized companies. Mr. Roy has agreed to voluntary temporary reductions in his base salary, as described in greater detail below under “Voluntary Temporary Executive Compensation Program Changes.”

Chief Financial Officer

John E.D. Toth. Mr. Toth was hired in July 2011. We entered into an employment agreement with Mr. Toth in connection with his appointment as Chief Financial Officer with an initial three-year term and an annual base salary of $300,000. In determining Mr. Toth’s base salary, we considered then-existing market factors to recruit a CFO with comparable experience and base salaries paid by public companies of similar size to officers of comparable positions, including relevant data provided by Lyons Benenson. Mr. Toth has agreed to voluntary temporary reductions in his base salary, as described in greater detail below under “Voluntary Temporary Executive Compensation Program Changes.”

Chief Operating Officer

In connection with Dilantha Wijesuriya’s appointment as our Senior Vice President – National Operations in August 2008, his base salary was set at $250,000, which we considered to be competitive with compensation paid to executive officers of similarly-sized companies based on the nature and scope of Mr. Wijesuriya’s position as Senior Vice President—National Operations. In light of Mr. Wijesuriya’s performance in his duties to the Company, including his effective supervision of Company-wide operations, Mr. Wijesuriya was promoted to Chief Operating Officer in February 2011 and his base salary was increased to $350,000. Mr. Wijesuriya has agreed to the voluntary temporary reductions in his base salary, as described in greater detail below under “Voluntary Temporary Executive Compensation Program Changes.”

Chief Accounting Officer, Vice President Finance

In connection with Mr. Avalos’ appointment as Chief Accounting Officer, Vice President Finance in April 2011, his base salary was set at $260,000, which we considered to be competitive with compensation paid to comparable executive officers of similarly-sized companies, taking into account the nature and scope of this position and relevant data provided by Lyons Benenson. Mr. Avalos has agreed to the voluntary temporary reductions in his base salary, as described in greater detail below under “Voluntary Temporary Executive Compensation Program Changes.”

Annual Incentive Awards

We utilize annual incentive bonuses to focus corporate behavior on improved financial performance and achievement of specific annual objectives. Our annual incentive bonuses, as opposed to our stock option and restricted stock grants described below, are designed to reward our executive officers for their individual performance during the most recent fiscal year. We believe that the immediacy of these annual bonuses, in contrast to equity grants vesting over a longer time period, provides a more direct incentive to our executive officers to drive the Company’s current financial performance and meet their respective individual objectives. We intend for our annual incentive bonuses to be an important motivating factor for our executive officers, and we thus apportion a substantial percentage of their total annual compensation to these bonuses.

President and Chief Executive Officer

We adopted the recommendation of Mercer in 2005 in connection with the executive employment agreements signed in February 2005 to base the annual incentive bonuses for our President and Chief Executive Officer solely on year-over-year growth of our pre-tax EPS. We did so based on our belief that a substantial portion of our President and Chief Executive Officer’s anticipated annual compensation should be directly tied to driving earnings – the most important measure of the Company’s performance – and that aligning the interests of Mr. Suriyakumar with the interests of our stockholders in this manner is appropriate, especially since Mr. Suriyakumar is one of our founders and remains among the Company’s largest stockholders.

Under his original employment agreement, Mr. Suriyakumar was entitled to receive an annual incentive bonus in an amount equal to $60,000 for each full percentage point by which our pre-tax EPS for the applicable fiscal year exceeds our pre-tax EPS for the immediately preceding fiscal year by more than 10%, after taking into account the amount of the incentive bonus earned by Mr. Suriyakumar. This bonus structure is maintained under Mr. Suriyakumar’s employment agreement that was renewed in 2011 to continue to incentivize Mr. Suriyakumar to drive growth in the Company. In light of the continuing softness in our primary markets, and the low absolute level of our pre-tax EPS, this bonus structure could have potentially resulted in an unusually large percentage change and bonus payment to Mr. Suriyakumar. As a result, the Compensation Committee and Mr. Suriyakumar agreed to include a provision in his renewed employment agreement that the amount of the annual incentive bonus is capped at $4,000,000 per year (plus any amount that is unearned in prior years). Any annual incentive bonus to Mr. Suriyakumar under the amended agreement is payable 70% in cash and 30% in shares of restricted stock. The shares of restricted stock issued to Mr. Suriyakumar under his amended employment agreement will vest at the rate of 25% each year on the first four anniversaries of the date of grant. Under Mr. Suriyakumar’s original employment agreement, his annual incentive bonus was not capped and was payable 100% in cash. Since the pre-tax EPS growth threshold was not met in 2012, no annual incentive bonus was paid to Mr. Suriyakumar for that year.

Other Executive Officers

As recommended by Mercer prior to signing employment agreements with our executive officers in February 2005 (and in contrast to the annual incentive bonuses available to our President and Chief Executive Officer), our other executive officers are eligible to earn annual incentive bonuses, conditioned upon achievement of overall corporate financial metrics and fulfillment of individual performance criteria as recommended by the Chief Executive Officer and approved by the Compensation Committee. We intend that these goal-oriented awards be responsive to changing internal and external business conditions and objectives from year to year. Based on the accomplishments of our executive officers in past years, we continue to believe that carefully crafted, objectives-based annual incentive bonuses will drive operational, financial, and technological success. Accordingly, at the beginning of each fiscal year, overall corporate financial metrics and individual performance objectives are established for each of our other executive officers (apart from our President and Chief Executive Officer) against which their actual performance is measured after the end of the relevant fiscal year.

The incentive bonus objectives for our other executive officers (apart from our President and Chief Executive Officer) are proposed to the Compensation Committee annually by our President and Chief Executive Officer, and the Compensation Committee reviews and refines the objectives with the President and Chief Executive Officer. The Compensation Committee also evaluates actual performance of these executive officers with the President and Chief Executive Officer periodically throughout the year. After fiscal year end, the Compensation Committee conducts a final review with our President and Chief Executive Officer of the performance of each of these executive officers and approves annual incentive bonuses payable to them.

In 2012, payment of annual incentive bonuses to our other executive officers (apart from our President and Chief Executive Officer) was subject to achievement of a minimum adjusted annual EPS target of $0.05. (For a definition of adjusted annual EPS, please refer to the description of “Non-GAAP Financial Measures” described in our 2012 annual report on Form 10-K, specifically the, “reconciliation of net loss attributable to ARC to unaudited adjusted net (loss) income attributable to ARC and loss per share to adjusted (loss) earnings per share.”). Since the adjusted annual EPS target for 2012 was not met, no annual incentive bonuses were paid for the 2012 fiscal year.

Chief Financial Officer

John E.D. Toth, our Chief Financial Officer, was appointed in July 2011. Under his employment agreement, Mr. Toth is eligible to receive an annual incentive bonus in an amount up to 80% of his annual base salary, payable in cash, contingent upon achievement of corporate and individual performance criteria to be established by our President and Chief Executive Officer in consultation with Mr. Toth and approved by the Compensation Committee. For 2012, the Compensation Committee determined that Mr. Toth’s annual incentive bonus objectives would be tied to the following goals (with equal weighting): exceed $0.13 consolidated adjusted EPS (on a pro forma, fully-diluted basis), exceed consolidated net sales of $435 million, exceed a consolidated EBT margin of 14.0% (on a pro forma, fully-diluted basis), complete one or more acquisitions in North America with annualized revenue of at least $7.5 million, and implement a new financial planning system and equipment management system by December 31, 2012.

Chief Technology Officer

Mr. Roy’s employment agreement was renewed in March 2011. Under his renewed agreement, Mr. Roy is eligible to receive an annual incentive bonus in an amount up to 80% of his annual base salary, payable in cash or ARC stock at Mr. Roy’s option, contingent upon achievement of corporate and individual performance criteria to be established by our President and Chief Executive Officer in consultation with Mr. Roy, and approved by the Compensation Committee. For 2012, the Compensation Committee determined that Mr. Roy’s annual incentive bonus objectives were tied to the following goals (with equal weighting): successful launch of upgrades to the Company’s ishipdocs, Abacus, PlanWell Collaborate, and PlanWell Enterprise technology products, and the completion of data warehousing and business intelligence platforms for MPS.

Chief Operating Officer

Mr. Wijesuriya (formerly our Senior Vice President – National Operations) was appointed Chief Operating Officer in February 2011. Mr. Wijesuriya’s employment agreement was amended in connection with his promotion to Chief Operating Officer. Under his amended agreement, Mr. Wijesuriya is eligible to receive an annual incentive bonus up to 100% of his base salary, payable in cash, contingent upon achievement of corporate and individual performance criteria to be established by our Chief Executive Officer in consultation with Mr. Wijesuriya, and approved by the Compensation Committee. For 2012, the Compensation Committee determined that Mr. Wijesuriya’s annual incentive bonus objectives, as Chief Operating Officer, were tied to the following goals (with equal weighting): exceed $0.13 consolidated adjusted EPS (on a pro forma, fully-diluted basis), exceed consolidated net sales of $435 million, exceed a consolidated EBT margin of 14.0% (on a pro forma, fully-diluted basis), exceed $60 million in Global Services revenues, and $35 million in net sales from international locations (excluding China).

In order to provide a long-term incentive component to Mr. Wijesuriya’s compensation as Chief Operating Officer, under his amended employment agreement, Mr. Wijesuriya also receives an annual long-term equity incentive award, payable in the form of an annual stock option grant valued at $200,000 (based on the Black-Scholes valuation model) at an exercise price equal to the closing price of our common stock on the New York Stock Exchange on the date of grant. The shares subject to such option grants will vest at the rate of 25% each year on the first four anniversaries of the date of grant.

Chief Accounting Officer, Vice President Finance

Mr. Avalos was appointed our Chief Accounting Officer, Vice President Finance in April 2011. Under his employment agreement, Mr. Avalos is eligible to receive an annual incentive bonus up to $150,000, payable in cash, upon achievement of performance criteria to be established by our Chief Financial Officer in consultation with Mr. Avalos and approved by the Compensation Committee. For 2012, the Compensation Committee determined that Mr. Avalos’ annual incentive bonus objectives were tied to the following goals (with equal weighting): exceed $0.13 consolidated adjusted EPS (on a pro forma, fully-diluted basis), cash generation of 97.5% of EBITDA for fiscal year 2012, reduce the Company’s monthly financial statement close cycle to 11 days or less by December 31, 2012, complete acquisitions in North America with annualized revenue of $7.5 million or more; and the completion of certain receivables management projects by 2012 fiscal year end.

Voluntary Temporary Executive Compensation Program Changes

We strive to keep our executive compensation program nimble in order to reflect the business conditions in our industry and the economy as a whole. As such, components of our executive compensation program have been temporarily adjusted over the last several years to take into account prevailing economic conditions. Those changes are summarized below.

2009 Fiscal Year. In light of prevailing economic conditions in 2009, and in connection with the Company’s overall cost reduction initiative, the employment agreements with our executive officers were amended in March 2009 to provide for voluntary temporary reductions of their respective base salaries from the effective date of the reduction through January 31, 2010 (or, in the case of Mr. Suriyakumar, until December 31, 2009). Under their respective employment agreement amendments, Mr. Suriyakumar agreed to a 50% reduction in base salary and each of Messrs. Mather, Roy and Wijesuriya agreed to a 10% reduction in base salary. In addition, under the employment agreement amendments, each of Messrs. Suriyakumar, Mather, Roy and Wijesuriya agreed to a waiver of the bonus opportunity for the Company’s fiscal year 2009.

2010 Fiscal Year. Due to continued economic weakness in 2010, particularly in the AEC industry (the Company’s primary market), the employment agreements with our executive officers were amended in early 2010 to provide for temporary 10% base salary reductions through the remainder of fiscal year 2010, with additional 5% base salary reductions effective from July through December 2010.

2011 Fiscal Year. In light of then-projected continuing challenges in the AEC industry, Mr. Suriyakumar agreed to a 25% temporary base salary reduction, Mr. Wijesuriya agreed to a 15% temporary base salary reduction and Mr. Roy agreed to a 10% base salary reduction from the date of amendment of their employment agreements in early 2011 through the remainder of fiscal year 2011.

2012 Fiscal Year. In light of projected continuing challenges in the AEC industry in 2012, Mr. Suriyakumar agreed to a 10% temporary base salary reduction, and each of Messrs. Wijesuriya and Roy agreed to a 5% temporary base salary reduction for fiscal year 2012. Later in the year, in view of continuing weakness in our markets, Messrs. Suriyakumar, Roy, and Wijesuriya agreed to an additional 10% base salary reduction from November 2012 to the end of December 2012. Mr. Toth agreed to a 10% base salary reduction from November 2012 to the end of December 2012, and Mr. Avalos agreed to a 5% base salary reduction during the same time period.

2013 Fiscal Year. Due to the ongoing challenges in the AEC industry in 2013, Mr. Suriyakumar agreed to a continuing 10% temporary base salary reduction in addition to the original 2012 reduction for a total of 20% temporary base salary reduction through December 31, 2013. Each of Messrs. Wijesuriya and Roy also agreed to a continuing 5% temporary base salary reduction in addition to the original 2012 reduction for a total of 10% temporary base salary reduction through December 31, 2013. Mr. Toth agreed to a continuing 10% temporary base salary reduction through December 31, 2013, and Mr. Avalos agreed to a continuing 5% temporary base salary reduction through December 31, 2013.

Equity Grants

We believe that equity grants provide our executive officers, non-executive officers and other management-level employees with a strong link to our long-term performance, create an ownership culture and closely align the interests of these employees with the interests of our stockholders. The purpose of equity grants is to encourage a long-term view of the Company’s success and to reward achievements with respect to the Company’s strategic goals and financial performance priorities, as well as individual performance. Grants are generally made once per year at a Compensation Committee meeting during the first half of the fiscal year, although the Compensation Committee retains the right to make grants at other meetings if there are questions or open discussion items regarding such grants. We do not decide when to grant equity awards based on our plans for release of material information to the public and we do not time the release of material information to the public based on when we make equity grants.

Stock Options

Our executive officers and our non-executive, management-level employees are eligible to receive stock options pursuant to our stock plan. We made the following stock option grants to our executive officers:

In 2012, Mr. Suriyakumar, our President and Chief Executive Officer, was granted, as an annual long-term incentive award, an option to purchase 100,000 shares of the Company’s common stock under our 2005 Stock Plan.

In 2012, Mr. Roy, our Chief Technology Officer, was granted, as an annual long-term incentive award, an option to purchase 100,000 shares of the Company’s common stock under our 2005 Stock Plan.

In 2012, Mr. Wijesuriya, our Chief Operating Officer, was granted, as an annual long-term incentive award associated with his employment agreement, options to purchase 63,941 shares and 10,000 shares of the Company’s common stock under our 2005 Stock Plan.

In 2012, Mr. Toth, our Chief Financial Officer, was granted, as an annual long-term incentive award, an option to purchase 30,000 shares of the Company’s common stock under our 2005 Stock Plan.

In 2012, Mr. Avalos, our Chief Accounting Officer, was granted, as an annual long-term incentive award, an option to purchase 20,000 shares of the Company’s common stock under our 2005 Stock Plan.

Details regarding these stock option grants are included in the “Summary Compensation Table” in this proxy statement.

Restricted Stock Awards

We use restricted stock awards on a targeted basis as a component of our executive compensation program. We believe that grants of restricted stock rewards exceptional performance by providing to our executive officers an opportunity for immediate ownership of our common stock, while also providing retention value through the imposition of vesting conditions. Restricted stock awards foster an ownership culture and help motivate our executive officers to perform at peak levels across economic and business cycles because the value of these awards is linked to the Company’s long-term performance. The Company determines the performance-based conditions for an award of restricted stock, and the conditions for vesting of restricted shares, as appropriate from time to time.

In 2012, we did not grant any shares of restricted stock to our executive officers.

We have reviewed and considered other forms of long-term equity compensation in addition to stock options and restricted stock. Considering the impact of alignment with stockholder interests, accounting costs, perceived value, and cash cost to the Company, we believe that granting long-term equity incentives primarily in the form of stock options and restricted stock, is the best approach for the Company.

Change of Control and Severance Arrangements

We have implemented change of control and severance arrangements for each of our executive officers, including salary and health benefits continuation through specific post-termination periods and accelerated vesting of restricted stock and stock options. We believe that implementing these types of arrangements for our executive officers is an important retention element by providing security against arbitrary termination and that they are appropriate elements of competitive market compensation. Currently, Messrs. Suriyakumar, Roy, Toth, Wijesuriya and Avalos have change of control and severance arrangements, which are described in the “Employment Contracts—Change in Control and Severance Arrangements” section of this proxy statement.

Employee Stock Purchase Plan

We offer all of our employees, including our executive officers, the opportunity to purchase our common stock through a tax-qualified employee stock purchase plan (ESPP). Under our ESPP, as amended, employees may elect to purchase annually, at a 15% discount (from the closing price of our common stock on the NYSE on the applicable date of purchase), up to the lesser of (a) 2,500 shares of our common stock, or (b) that number of shares of our common stock having an aggregate fair market value of $25,000.

Other Compensation

Our executive officers are eligible to participate in our health, life and disability insurance plans, and our 401(k) plan to the same extent that our other employees are entitled to participate in such plans. In 2009 in response to the prevailing economic conditions, our 401(k) plan was amended to eliminate the Company’s mandatory matching contribution and to provide for discretionary matching contributions by the Company. This change applies to all 401(k) plan participants, including our executive officers. Our employment agreements with certain of our executive officers also provide for payment of certain perquisites, including car allowances and club membership dues. We believe that these benefits are desirable and appropriate in order to retain talent and remain competitive in the marketplace and are generally consistent with the practices of our peers. Details about these perquisites are included in the Summary Compensation Table.

We have no current plans to further amend the employment agreements with our executive officers (except as required by law or as required to clarify the benefits to which our executive officers are entitled as set forth therein) or change the levels of benefits provided thereunder.

Summary

After its review of all existing programs, consideration of current market and competitive conditions and alignment with our overall compensation objectives and philosophy, the Compensation Committee believes that the total compensation program for our executive officers is focused on increasing value for stockholders and enhancing the Company’s performance. The Compensation Committee currently believes that a significant portion of compensation of executive officers is properly tied to stock appreciation or stockholder value through stock options, restricted stock awards and/or annual incentive bonus measures. The Compensation Committee believes that our executive compensation levels are competitive with compensation programs offered by other companies with which we compete for executive talent.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the board of directors has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management. Based on this review and discussion, the Compensation Committee has recommended to the board of directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.

Thomas J. Formolo, Chairman

Dewitt Kerry McCluggage

James F. McNulty

Manuel Perez de la Mesa

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation earned during the fiscal year indicated by our President and Chief Executive Officer (our principal executive officer), our Chief Financial Officer (our principal financial officer), and our three other most highly compensated executive officers (other than our principal executive officer and our principal financial officer) who were serving as executive officers as of December 31, 2012.

Summary Compensation Table

Name and Principal Position(1)	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards(2) ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation(3) ($)	Total ($)
Kumarakulasingam Suriyakumar,	2012	845,135	(4)			298,000	(5)			21,604	1,164,739
President & Chief	2011	687,053	(6)		12,500					20,422	719,975
Executive Officer	2010	574,313	(7)							20,706	595,019

John Toth	2012	297,000	(8)			89,400	(9)			21,605	408,005
Chief Financial Officer	2011	138,462			208,500					9,360	356,322

Rahul K. Roy	2012	473,365	(10)			298,000	(11)			37,004	808,369
Chief Technology Officer	2011	438,534	(12)		134,250					44,529	617,313
	2010	397,601	(13)							45,617	443,218

Dilantha Wijesuriya	2012	331,356	(14)			229,935	(15)			34,850	596,141
Chief Operating Officer	2011	286,130	(16)			200,000				33,645	519,775
	2010	208,197	(17)							30,692	238,889

Jorge Avalos	2012	259,200	(18)			59,600	(19)			58,744	377,544
Chief Accounting Officer	2011	242,548	(20)		149,100					73,150	464,798

(1)

In addition to our principal executive officer and our principal financial officer, our other “executive officers” (as defined in Rule 3b-7 of the Exchange Act) in 2012 were our Chief Financial Officer, Mr. Toth; our Chief Technology Officer, Mr. Roy; our Chief Operating Officer, Mr. Wijesuriya; and our Chief Accounting Officer, Vice President Finance, Mr. Avalos.

(2)

The amounts shown in this column reflect the fair value at the time of grant by the Company in accordance with FASB ASC 718 to the executive officer. For a discussion of the assumptions used in these calculations, see Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(3)	The amounts in this column are set forth in the table below:

Name	Year	Health, Life and Disability Insurance Premiums ($)	Club Membership Dues ($)	Car Allowance ($)	Relocation Benefits ($)		Total ($)
Kumarakulasingam Suriyakumar	2012	21,604	0	0	0		21,604
	2011	20,422	0	0	0		20,422
	2010	20,706	0	0	0		20,706

John E.D. Toth	2012	21,605	0	0	0		21,605

Rahul K. Roy	2011	9,360	0	0	0		9,360
	2012	21,388	3,616	12,000	0		37,004
	2011	19,888	861	23,780	0		44,529
	2010	20,457	1,314	23,846	0		45,617

Dilantha Wijesuriya	2012	19,850	0	15,000	0		34,850
	2011	18,645	0	15,000	0		33,645
	2010	15,692	0	15,000	0		30,692

Jorge Avalos	2012	22,340	0	6,000	30,404	(a)	58,744
	2011	14,757	0	4,500	53,893	(b)	73,150

(a)	Consists of a temporary relocation housing allowance of $23,804 and a living allowance of $6,600.

(b)	Consists of temporary relocation housing allowance of $22,682, living allowance of $12,100 and one-time relocation allowance of $19,111.

(4)

Effective January 1, 2012 through December 31, 2012, Mr. Suriyakumar agreed to a 10% base salary reduction. Mr. Suriyakumar subsequently agreed to reduce his annual salary by an additional 10% in November and December of 2012.

(5)

On May 23, 2012 Mr. Suriyakumar was granted an option to purchase 100,000 shares of our common stock under the Plan, at an exercise price equal to $5.37 which was the closing price of our common stock on the NYSE on the date of grant.

(6)	Effective January 1, 2011 through December 31, 2011, Mr. Suriyakumar agreed to a 25% base salary reduction.

(7)

Effective January 1, 2010 through December 31, 2010, Mr. Suriyakumar agreed to a 10% base salary reduction. In addition, effective July 24, 2010 through December 31, 2010, Mr. Suriyakumar agreed to an additional 5% base salary reduction.

(8)	Effective November 10, 2012 through December 31, 2012, Mr. Toth agreed to a 10% base salary reduction.

(9)

On May 23, 2012 Mr. Toth was granted an option to purchase 30,000 shares of our common stock under the Plan, at an exercise price equal to $5.37 which was the closing price of our common stock on the NYSE on the date of grant.

(10)

Effective January 1, 2012 through December 31, 2012, Mr. Roy agreed to a 5% base salary reduction. Mr. Roy subsequently agreed to reduced his annual salary by an additional 10% in November and December of 2012.

(11)

On May 23, 2012 Mr. Roy was granted an option to purchase 100,000 shares of our common stock under the Plan, at an exercise price equal to $5.37 which was the closing price of our common stock on the NYSE on the date of grant.

(12)	Effective January 1, 2011 through December 31, 2011, Mr. Roy agreed to a 10% base salary reduction.

(13)

Effective February 1, 2010 through December 31, 2010, Mr. Roy agreed to a 10% base salary reduction. In addition, effective July 24, 2010 through December 31, 2010, he agreed to an additional 5% base salary reduction.

(14)

Effective November 10, 2012 through December 31, 2012 Mr. Wijesuriya agreed to a 5% reduction in the amount of his annual base salary. Mr. Wijesuriya subsequently agreed to reduce his annual salary by an additional 10% in November and December of 2012.

(15)

On April 26, 2012 and in accordance with his employment agreement, Mr. Wijesuriya was granted an option to purchase 63,941 shares of our common stock under the plan, at an exercise price equal to $5.62 which was the closing price of our common stock on the NYSE on the date of grant. On May 23, 2012 Mr. Wijesuriya was also granted an option to purchase 10,000 shares of our common stock under the Plan, at an exercise price equal to $5.37 which was the closing price of our common stock on the NYSE on the date of grant.

(16)	Effective January 1, 2011 through December 31, 2011, Mr. Wijesuriya agreed to a 15% base salary reduction.

(17)

Effective February 1, 2010 through December 31, 2010, Mr. Wijesuriya agreed to a 10% base salary reduction. In addition, effective July 24, 2010 through December 31, 2010, this executive officer agreed to an additional 5% base salary reduction.

(18)	Effective November 10, 2012 through December 31, 2012 Mr. Avalos agreed to a 5% reduction in the amount of his annual base salary.

(19)

On May 23, 2012 Mr. Avalos was granted an option to purchase 20,000 shares of our common stock under the Plan, at an exercise price equal to $5.37 which was the closing price of our common stock on the NYSE on the date of grant.

(20)

Mr. Avalos was appointed Chief Accounting Officer, Vice President Finance of the Company effective April 14, 2011, and was paid $181,547 as base salary in this capacity for the remaining portion of fiscal year 2011. Prior tohis appointment as Chief Accoutning Officer, Mr. Avalos held a non-executive, senior management position with the Company, for which he was paid $61,001 in base salary from January 1, 2011 to April 13, 2011.

Grants of Plan-Based Awards for 2012

The following plan-based equity awards were granted to our executive officers during 2012.

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities underlying Options (#)		Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kumarakulasingam Suriyakumar	5/23/2012								100,000	(2)	5.37	298,000
Rahul K. Roy	5/23/2012								100,000	(2)	5.37	298,000
Dilantha Wijesuriya	4/26/2012								63,941	(3)	5.62	200,135
	5/23/2012								10,000	(2)	5.37	29,800
John E.D. Toth	5/23/2012								30,000	(2)	5.37	89,400
Jorge Avalos	5/23/2012								20,000	(2)	5.37	59,600

(1)	Under our 2005 Stock Plan, as amended, the grant price for a stock option is the closing price of our common stock as listed by the NYSE on the grant date.

(2)	The options vests at a rate of 33% on each of the first three anniversary dates of the date of grant.

(3)

In accordance with his employment agreement, on April 26, 2012, we granted Mr. Wijesuriya an option to purchase 63,941 shares of our common stock under our Plan, at an exercise price equal to $5.62, which was the closing price of our common stock on the NYSE on the date of grant. The option vests at a rate of 25% on each of the first four anniversaries of the grant date, subject to Mr. Wijesuriya’s continued employment with the Company.

Outstanding Equity Awards at Fiscal 2012 Year-End

The following table provides information as of December 31, 2012 regarding outstanding equity awards held by the executive officers listed in the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards							Stock Awards
Name	Number of Securities underlying Unexercised Options (#)		Number of Securities underlying Unexercised Options (#)		Equity Incentive Plan Awards; Number of Securities underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested		Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
	Exercisable		Unexercisable		(#)	($)	Date	(#)	($)		(#)	($)
Kumarakulasingam Suriyakumar	—		100,000	(2)		$5.37	5/23/2022	1,083	2,772	(1)
John Toth	—		30,000	(3)		$5.37	5/23/2022	22,500	57,600	(1)
Rahul K. Roy	100,000		—			$5.85	5/30/2014	11,250	28,800	(1)
	15,000	(5)	—			$8.20	5/21/2019
	—		100,000	(4)		$5.37	5/23/2022
Dilantha Wijesuriya	15,000	(5)	—			$8.20	5/21/2019	12,000	30,720	(1)
	12,500	(5)	—			$8.20	5/21/2019
	25,000	(5)	—			$8.20	5/21/2019
	13,858		—			$6.20	2/19/2019
	11,312		33,937			$8.66	3/15/2021
	—		63,941			$5.62	4/26/2022
	—		10,000			$5.37	5/23/2022
Jorge Avalos	7,500	(5)	—			$8.20	5/21/2019	3,000	7,680	(1)
	6,250	(5)	—			$8.20	5/21/2019	11,250	28,800	(1)
	15,000	(5)	—			$8.20	5/21/2019
	—		20,000	(6)		$5.37	5/23/2022

(1)	The Market value of shares that have not vested is based on the closing stock price as of December 31, 2012, which was $2.56.

(2)	On May 23, 2012, we granted Mr. Suriyakumar 100,000 stock option shares that vest 33% on the first three anniversaries of the date of grant.

(3)	On May 23, 2012, we granted Mr. Toth 30,000 stock option shares that vest 33% on the first three anniversaries of the date of grant.

(4)	On May 23, 2012, we granted Mr. Roy 100,000 stock option shares that 33% on the first three anniversaries of the date of grant.

(5)

Under the Company’s 2009 stock option exchange program, this stock option was exchanged for an option covering an equivalent number of shares with an exercise price of $8.20, equal to the closing price of the Company’s common stock on the New York Stock Exchange on May 21, 2009, the date of grant of the replacement option. Fifty percent of the shares subject to the option vest on the first anniversary date of grant and the remaining 50% of the shares subject to the option vest on the second anniversary of the grant date.

(6)	On May 23, 2012, we granted Mr. Avalos 20,000 stock option shares that vest 33% on the first three anniversaries of the date of grant.

Option Exercises and Stock Vested in 2012

The following table presents certain information concerning the exercise of options, and vesting of restricted stock held, by each of the executive officers listed in the Summary Compensation Table during the fiscal year ended December 31, 2012.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Kumarakulasingam Suriyakumar			15,865	$90,131
John Toth			7,500	$34,950
Rahul K. Roy			3,750	$22,275
Dilantha Wijesuriya			6,000	$22,440
Jorge Avalos			5,250	$25,185

Pension Benefits

None of our executive officers participates in, or has account balances in, qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our executive officers participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Potential Payments Upon Termination or Change-in-Control

We have entered into employment agreements with our executive officers that require us to provide compensation and other benefits to our executive officers if their employment terminates or they resign under specified circumstances.

The following discussion summarizes the potential payments upon termination of employment pursuant to employment agreements with our executive. The amounts specified below assume that employment terminated on December 31, 2012 and the calculations of the value of equity awards reflect the closing price of our common stock on the NYSE on December 31, 2012.

•

Kumarakulasingam Suriyakumar. If Mr. Suriyakumar is terminated without “Cause” (as defined below) or his employment terminates for “Good Reason” (as defined below), he is entitled to receive: (a) his base salary through the February 9, 2014 expiration of his employment agreement; (b) continued payment of premiums for him and his eligible dependents to remain covered by our group medical insurance programs, until the earlier of (i) medical insurance coverage being available through another employer, (ii) termination of eligibility for his children under our policies and applicable laws, or (iii) qualification of him and his spouse, in each instance, for Medicare coverage; (c) continued payment of employer-paid benefits, including without limitation, the lease of automobiles, through the February 9, 2014 expiration of his employment agreement, provided that the annual cost to the Company shall not exceed $10,000; and (d) immediate vesting of any unvested stock options, restricted stock or similar rights granted to him as of the effective date of termination. As of December 31, 2012, payment of all the foregoing in connection with termination of Mr. Suriyakumar’s employment without Cause or for Good Reason would have totaled approximately $1,078,485. Accelerated vesting of Mr. Suriyakumar’s outstanding unvested stock options would have resulted in vesting of 100,000 shares of common stock subject to unvested options as of December 31, 2012, with an aggregate fair market value of approximately $0.00 (representing the aggregate amount by which the accelerated stock options would have been “in the money” on December 31, 2012). Accelerated vesting of Mr. Suriyakumar’s unvested restricted stock would have resulted in vesting of 1,083 shares of unvested restricted common stock outstanding as of December 31, 2012 with an aggregate market value of approximately $2,772. In the case of both stock options and restricted stock, the aggregate market value is based on the closing price on the NYSE on December 31, 2012.

•

John E.D. Toth. If Mr. Toth is terminated without “Cause” (as defined below) or his employment terminates for “Good Reason” (as discussed below), he is entitled to receive: (a) his base salary for twelve months following the effective date of termination; (b) continued payment of premiums for Mr. Toth and his eligible dependents to remain covered by our group medical insurance programs for twelve months following the effective date of termination; and (c) immediate vesting of all unvested stock options, restricted stock or similar rights granted to him as of the effective date of termination; and (d) a pro-rated incentive bonus based on the number of days Mr. Toth is employed with us during the fiscal year in which his employment is terminated. As of December 31, 2012, payment of all of the foregoing in connection with termination of Mr. Toth’s employment without Cause or for Good Reason would have totaled approximately $379,205. Accelerated vesting of Mr. Toth’s outstanding unvested stock options would have resulted in vesting of 30,000 shares of common stock subject to unvested options as of December 31, 2012, with an aggregate fair market value of approximately $0.00 (representing the aggregate amount by which the accelerated stock options would have been “in the money” on December 31, 2012). Accelerated vesting of Mr. Toth’s outstanding unvested restricted stock would have resulted in vesting of 22,500 shares of unvested restricted common stock outstanding as of December 31, 2012 with an aggregate market value of approximately $57,600. In the case of both stock options and restricted stock, the aggregate market value is based on the closing price on the NYSE on December 31, 2012.

•

Rahul K. Roy. If Mr. Roy is terminated without “Cause” (as defined below) or his employment terminates for “Good Reason” (as defined below), he is entitled to receive: (a) his then base salary through the March 31, 2014 expiration of his employment agreement; (b) continued payment of premiums for him and his eligible dependents to remain covered by our group medical insurance programs for the period in which he is entitled to continue to receive his base salary; (c) continued payment of employer-paid benefits, including without limitation, automobile leasing, for the period in which he is entitled to continue to receive his base salary; and (d) immediate vesting of all unvested stock options, restricted stock or similar rights granted to him as of the effective date of termination. As of December 31, 2012, payment of all the foregoing in connection with termination of Mr. Roy’s employment without Cause or for Good Reason would have totaled approximately $700,000. Accelerated vesting of Mr. Roy’s outstanding unvested stock options would have resulted in vesting of 100,000 shares of common stock subject to unvested options as of December 31, 2012, with an aggregate fair market value of approximately $0.00 (representing the aggregate amount by which the accelerated stock options would have been “in the money” on December 31, 2012). Accelerated vesting of Mr. Roy’s outstanding unvested restricted stock would have resulted in full vesting of 11,250 shares of unvested restricted common stock as of December 31, 2012 with an aggregate market value of approximately $28,800. In the case of both stock options and restricted stock, the aggregate market value is based on the closing price on the NYSE on December 31, 2012.

•

Dilantha Wijesuriya. If Mr. Wijesuriya is terminated without “Cause” (as defined below) or his employment terminates for “Good Reason” (as discussed below), he is entitled to receive: (a) his base salary for twelve months following the effective date of termination; (b) continued payment of premiums for Mr. Wijesuriya and his eligible dependents to remain covered by our group medical insurance programs for twelve months following the effective date of termination; and (c) immediate vesting of all unvested stock options, restricted stock or similar rights granted to him as of the effective date of termination. As of December 31, 2012, payment of all of the foregoing in connection with termination of Mr. Wijesuriya’s employment without cause or for “Good Reason” would have totaled approximately $400,570. Accelerated vesting of Mr. Wijesuriya’s outstanding unvested stock options would have resulted in vesting of 107,878 shares of common stock subject to unvested options as of December 31, 2012, with an aggregate fair market value of approximately $0.00 (representing the aggregate amount by which the accelerated stock options would have been “in the money” on December 31, 2012). Accelerated vesting of Mr. Wijesuriya’s outstanding unvested restricted stock would have resulted in full vesting of 12,000 shares of unvested restricted common stock as of December 31, 2012 with an aggregate market value of approximately $30,720. In the case of both stock options and restricted stock, the aggregate market value is based on the closing price on the NYSE on December 31, 2012.

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Jorge Avalos. If Mr. Avalos is terminated without “Cause” (as defined below) or his employment terminates for “Good Reason” (as discussed below), he is entitled to receive: (a) his base salary for twelve months following the effective date of termination; (b) continued payment of premiums for Mr. Avalos and his eligible dependents to remain covered by our group medical insurance programs for twelve months following the effective date of termination; and (c) immediate vesting of all unvested stock options, restricted stock or similar rights granted to him as of the effective date of termination. As of December 31, 2012, payment of all of the foregoing in connection with termination of Mr. Avalos’ employment without cause or for “Good Reason” would have totaled approximately $318,820. Accelerated vesting of Mr. Avalos’ outstanding unvested stock options would have resulted in vesting of 20,000 shares of common stock subject to unvested options as of December 31, 2012, with an aggregate fair market value of approximately $0.00 (representing the aggregate amount by which the accelerated stock options would have been “in the money” on December 31, 2012). Accelerated vesting of Mr. Avalos’ outstanding unvested restricted stock would have resulted in full vesting of 14,250 shares of unvested restricted common stock as of December 31, 2012 with an aggregate market value of approximately $36,480. In the case of both stock options and restricted stock, the aggregate market value is based on the closing price on the NYSE on December 31, 2012.

The severance payments and benefits described above are only payable if the executive officer executes and delivers to us an agreement releasing us and our related parties for all claims and liabilities that the executive officer may have against us and our related parties.

Under each of our employment agreements with Messrs. Suriyakumar, Roy, Toth, Wijesuriya and Avalos:

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“Cause” means a willful refusal to perform the duties set forth in the agreement or as delegated to him, gross negligence, self dealing or willful misconduct injurious to the Company, fraud or misappropriation of our business and assets, habitual insobriety or use of illegal drugs, any felony conviction or guilty plea that harms the reputation or business of the Company, or material breach of the employment agreement or any material policy of the Company.

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“Good Reason” means a material change in his respective duties and responsibilities set forth in the employment agreement, without his written consent, a reduction in his compensation, other than voluntary reductions, or as expressly provided in the employment agreement, a material breach by the Company of any other material terms of the employment agreement, or a change of control, as a result of which he is not offered the same or comparable position in the surviving company, or within 12 months after accepting such position, he is terminated without Cause, or he terminates his employment for Good Reason, as provided in the employment agreement. Certain of our executive officers entered into amendments to their respective employment agreements in 2009 through 2012 in connection with voluntary temporary reductions in base salary, thereby voluntarily waiving any claim for termination for Good Reason due to a temporary base salary reduction in fiscal years 2009 through 2012.

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“Change of Control” means: (a) our being merged with any other corporation, as a result of which we are not the surviving company or our shares are not exchanged for or converted into more than 50% of the voting securities of the merged company; (b) our sale or transfer of all or substantially all of our assets; or (c) any third party becoming the beneficial owner in one transaction or a series of transactions within 12 months, of at least 50% of our voting securities

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our Compensation Committee from January 2012 to December 2012 were Messrs. Formolo, McCluggage, McNulty and Perez de la Mesa. No member of our Compensation Committee during the last fiscal year (i) was, during fiscal year 2012, an officer or employee of the Company, (ii) was formerly an officer of the Company, or (iii) had any relationship requiring disclosure under Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain of our directors, executive officers, 5% beneficial owners and their affiliates have engaged in transactions with us in the ordinary course of business. We believe these transactions involved terms comparable to terms that would be obtained from an unaffiliated third party at the times the transactions were consummated. The following is a description of these transactions during our fiscal year ended December 31, 2012.

Related Party Real Property Leases

During our fiscal year ended December 31, 2012, we were a party to real property leases with entities owned by our former Chairman of the board and greater-than-5% stockholder, Mr. Chandramohan, and our current Chairman of the Board, President and Chief Executive Officer, Mr. Suriyakumar, for five of our facilities located in Los Angeles, California, San Jose, California, Irvine, California, Sacramento, California, and Costa Mesa, California. These facilities are leased to us under written lease agreements between us and Sumo Holdings Los Angeles, LLC, Sumo Holdings San Jose, LLC, Sumo Holdings Irvine, LLC, Sumo Holdings Sacramento, LLC, Sumo Holdings Costa Mesa, LLC, and Dieterich-Post Company, respectively. Messrs. Chandramohan and Suriyakumar are the only members of each of the Sumo Holdings limited liability companies and collectively own 85% of the outstanding shares of Dieterich-Post Company.

Under these real property leases, we paid these entities rent in the aggregate amount of $1.1 million in 2012. We were also obligated to reimburse these entities for certain real property taxes and the actual costs incurred by these entities for insurance and maintenance on a triple net basis.

Policies and Procedures Regarding Related Transactions

The real property leases described above were originally entered into by us between November 17, 1997 and September 23, 2003. Our board of directors determined that, as of the February 2005 closing of our initial public offering, we would not enter into any arrangements to lease any additional facilities from Messrs. Chandramohan and Suriyakumar or their affiliates. Our board of directors reviews and approves the renewal terms for any existing real property leases and requires that any extensions will not be approved if the proposed base rent exceeds the then-existing fair market rate in the applicable geographic market. Our Chief Financial Officer reviews relevant market data to ensure that lease term base rent for any extension term does not exceed the fair market rate and is authorized to consult with and retain the services of professionals, as necessary, to determine prevailing market rental rates.

In addition to the guidelines regarding real property leases, guidelines adopted by our board of directors require that the board review and approve any proposed transaction with any principal stockholder, director, or executive officer, including their affiliates and other related persons.

Indemnification Agreements

We have entered into, and expect to continue to enter into, indemnification agreements with our directors and executive officers that provide indemnification under certain circumstances for acts and omissions that may not be covered by any directors’ and officers’ liability insurance. The indemnification agreements may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers and directors (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain officers’ and directors’ insurance if available on reasonable terms.

Registration Rights Agreement

On April 10, 2000, we entered into a registration rights agreement with Messrs. Chandramohan and Suriyakumar, and with certain other holders of our common stock and holders of warrants to purchase our common stock, including entities affiliated with our director, Mr. Formolo, and our former director, Mr. Code, which registration rights agreement was amended as of December 29, 2004. Currently, the registration rights agreement is only in effect with respect to shares held by Messrs. Chandramohan and Suriyakumar (or entities in which they control a majority of voting shares), which are entitled to certain rights with respect to the registration of such shares under the Securities Act. These registration rights are summarized below.

Piggyback Registrations.    If we propose to register any of our equity securities under the Securities Act (other than pursuant to a demand registration of registrable securities or a registration on Form S-4 or Form S-8) for us or for holders of securities other than the registrable securities, we will offer the holders of registrable securities the opportunity to register their registrable securities.

Conditions and Limitations;    Expenses.    The registration rights are subject to conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under specified circumstances. We will pay the registration expenses of the holders of registrable securities in demand registrations and piggyback registrations in connection with the registration rights agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors and certain officers of the Company and persons who own more than 10% of our common stock to file with the SEC initial reports of beneficial ownership (Form 3) and reports of subsequent changes in their beneficial ownership (Form 4 or Form 5) of ARC’s common stock. Such directors, officers and greater-than-10% stockholders are required to furnish us with copies of the Section 16(a) reports they file. The SEC has established specific due dates for these reports, and ARC is required to disclose in this report any late filings or failures to file.

Based solely on our review of copies of the Section 16(a) reports received or written representations from such officers, directors and greater-than-10% stockholders, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater-than-10% stockholders were complied with during the fiscal year ended December 31, 2012.

ADDITIONAL INFORMATION

Householding

Under rules adopted by the SEC, we are permitted to deliver a single set of any proxy statement, information statement, annual report and prospectus to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, called householding, allows us to reduce the number of copies of these materials we must print and mail. Even if householding is used, each stockholder will continue to receive a separate proxy card or voting instruction card.

The Company is not householding for those stockholders who hold their shares directly in their own name. If you share the same last name and address with another Company stockholder who also holds his or her shares directly, and you would each like to start householding for the Company’s annual reports, proxy statements, information statements and prospectuses for your respective accounts, then please contact our corporate secretary c/o ARC Document Solutions, Inc., 1981 North Broadway, Suite 385, Walnut Creek, California 94596, Attention: John E.D. Toth, Secretary, telephone (925) 949-5100.

This year, some brokers and nominees who hold Company shares on behalf of stockholders may be participating in the practice of householding proxy statements and annual reports for those stockholders. If your household received a single proxy statement and annual report for this year, but you would like to receive your own copy this year, please contact our corporate secretary c/o ARC Document Solutions, Inc., 1981 North Broadway, Suite 385, Walnut Creek, California 94596, Attention: John E.D. Toth, Secretary, telephone

(925) 949-5100, and we will promptly send you a copy. If a broker or nominee holds Company shares on your behalf and you share the same last name and address with another stockholder for whom a broker or nominee holds Company shares, and together both of you would like to receive only a single set of the Company’s disclosure documents, please contact your broker or nominee as described in the voting instruction card or other information you received from your broker or nominee.

If you consent to householding, your election will remain in effect until you revoke it. Should you later revoke your consent, you will be sent separate copies of those documents that are mailed at least 30 days or more after receipt of your revocation.

Stockholder Proposals for the 2014 Annual Meeting

In order to present a proposal at our 2014 annual meeting, a stockholder must comply with the specific requirements set forth in our Second Amended and Restated Bylaws, including the requirement to provide notice in writing to our corporate secretary at our principal executive offices not later than the 90th day nor earlier than the 120th day before the one-year anniversary of our 2013 annual meeting of stockholders. The stockholder’s notice must include the specific items set forth in our Second Amended and Restated Bylaws. If a stockholder submits a proposal pursuant to our bylaws, we are not required to include that proposal in our proxy materials for the 2014 annual meeting of stockholders.

In order to submit a proposal for inclusion in our proxy materials for the 2014 annual meeting of stockholders, a stockholder must submit the proposal not later than November 24, 2013 pursuant to Rule 14a-8 of the Exchange Act.

You may contact our corporate secretary c/o ARC Document Solutions, Inc., 1981 North Broadway, Suite 385, Walnut Creek, California 94596, and Attention: John E.D. Toth, Secretary, telephone (925) 949-5100 to request a printed copy of the relevant provision of our Second Amended and Restated Bylaws regarding the requirements for presenting stockholder proposals at our annual meetings of stockholders.

Additional Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the public reference room. The SEC maintains an internet site that contains annual, quarterly and current reports, proxy and information statements and other information that issuers file electronically with the SEC. The SEC’s internet site is www.sec.gov.

Our internet address is www.e-arc.com. You can access our Investor Relations webpage through our internet site, www.e-arc.com, by clicking on the “Investors” link at the top of the page. We make available free of charge, on or through our Investors webpage, our proxy statements, annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports filed or furnished pursuant to the Exchange Act, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. We also make available, through our Investors webpage, statements of beneficial ownership of our equity securities filed by our directors, officers, 10% or greater stockholders and others under Section 16 of the Exchange Act. The reference to our website address does not constitute incorporation by reference of the information contained in the website and should not be considered part of this document.

A copy of our Code of Conduct, as defined under Item 406 of Regulation S-K, including any amendments thereto or waivers thereof, our Corporate Governance Guidelines, and board committee charters can also be accessed on our website www.e-arc.com, by clicking on the “Investors” link at the top of the page and then selecting “Corporate Governance” from the Investors webpage. Our Code of Conduct applies to all directors, officers and employees, including our Chief Executive Officer, our Chief Financial Officer and our Controller. We will post any amendments to the Code of Conduct, and any waivers that are required to be disclosed by the rules of either the SEC or the NYSE, on our website.

You can request a printed copy of these documents, excluding exhibits, at no cost, by contacting Investor Relations at (925) 949-5100 or by sending a request by mail to 1981 North Broadway, Suite 385, Walnut Creek, California 94596, Attention: David Stickney, Vice President Corporate Communications.

YOUR VOTE AT THIS YEAR’S ANNUAL MEETING OF STOCKHOLDERS IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROMPTLY.

By order of the Board of Directors,

John E.D. Toth
Chief Financial Officer and Secretary

March 25, 2013

ARC DOCUMENT SOLUTIONS, INC. ATTN: Rosalia Goddard 1981 N.BROADWAY, SUITE 385 WALNUT CREEK, CA 94596 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following: For Withhold For All All All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Election of Directors Nominees 01 K. Suriyakumar 02 Thomas J. Formolo 03 Dewitt Kerry McCluggage 04 James F. McNulty 05 Mark W. Mealy 06 Manuel Perez de la Mesa 07 Eriberto R. Scocimara The Board of Directors recommends you vote FOR proposals 2 and 3. 2 Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2013. 3 Advisory vote to approve executive compensation disclosed in the 2013 proxy statement. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For Against Abstain Please indicate if you plan to attend this meeting Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000169605_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . ARC DOCUMENT SOLUTIONS, INC. Annual Meeting of Shareholders May 3, 2013 9:00 AM PDT This proxy is solicited by the Board of Directors The undersigned hereby appoints Kumarakulasingam Suriyakumar, the Chairman of the Board, Chief Executive Officer, President and a director of ARC Document Solutions, Inc., and John E. D. Toth, Chief Financial Officer and Secretary of ARC Document Solutions, Inc., and each of them, with full power of substitution, proxies of the undersigned to vote all shares of Common Stock of ARC Document Solutions Inc. held by the undersigned on March 4, 2013, at the annual meeting of stockholders to be held at the Diablo Country Club, 1700 Clubhouse Road, Diablo, CA 94528 on Friday, May 3, 2013 at 9:00 a.m. PDT, and at any postponements or adjournments thereof. Without limiting the authority granted herein, the above named proxies are expressly authorized to vote as directed by the undersigned as to those matters set forth on the reverse side hereof. If no directions are given, this Proxy will be voted “FOR” all of the director nominees named on the reverse side under Proposal 1 and “FOR” Proposals 2 and 3. The above named proxies will vote in their discretion on all other matters that are properly brought before the annual meeting. The undersigned hereby revokes any proxy heretofore given to vote at such meeting. Continued and to be signed on reverse side 0000169605_2 R1.0.0.51160